UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )
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Black Hills Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BLACK HILLS CORPORATION

Notice of 2016
Annual Meeting of Shareholders
and Proxy Statement

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BLACK HILLS CORPORATION

625 Ninth Street
Rapid City, South Dakota 57701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 26, 2016

March 17, 2016

Dear Shareholder:

You are invited to attend the annual meeting of shareholders of Black Hills Corporation to be held on Tuesday, April 26, 2016 at 9:30 a.m., local time, at the Dahl Arts Center, 713 Seventh Street, Rapid City, South Dakota. The purpose of our annual meeting is to consider and take action on the following:

1.	Election of three directors in Class I: Gary L. Pechota, Mark A. Schober and Thomas J. Zeller.

2.	Authorization of an increase in our authorized indebtedness from $4 billion to $8 billion.

3.	Ratification of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2016.

4.	Adoption of an advisory, non-binding resolution to approve our executive compensation.

5.	Any other business that properly comes before the annual meeting.

The enclosed proxy statement discusses these important matters to be considered at this year’s meeting. Our common shareholders of record as of February 22, 2016 can vote at the annual meeting.

Your vote is very important. You may vote your shares by telephone, by the Internet or by returning the enclosed proxy. If you own shares of common stock other than the shares shown on the enclosed proxy, you will receive a proxy in a separate envelope for each such holding. Please vote each proxy received. To make sure that your vote is counted if voting by mail, you should allow enough time for the postal service to deliver your proxy before the meeting.

Sincerely,
ROXANN R. BASHAM
Vice President – Governance and Corporate Secretary

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BLACK HILLS CORPORATION

625 Ninth Street
Rapid City, South Dakota 57701

PROXY STATEMENT

A proxy in the accompanying form is solicited by the Board of Directors of Black Hills Corporation, a South Dakota corporation, to be voted at the annual meeting of our shareholders to be held Tuesday, April 26, 2016, and at any adjournment of the annual meeting.

The enclosed form of proxy, when executed and returned, will be voted as set forth in the proxy. Any shareholder signing a proxy has the power to revoke the proxy in writing, addressed to our secretary, or in person at the meeting at any time before the proxy is exercised.

We will bear all costs of the solicitation. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, fax, or in person. We have retained Georgeson LLC to assist us in the solicitation of proxies at an anticipated cost of $8,500, plus out-of-pocket expenses. Also, we will, upon request, reimburse brokers or other persons holding stock in their names or in the names of their nominees for reasonable expenses in forwarding proxies and proxy materials to the beneficial owners of stock.

This proxy statement and the accompanying form of proxy are to be first mailed on or about March 17, 2016. Our 2015 annual report to shareholders is being mailed to shareholders with this proxy statement.

VOTING RIGHTS AND PRINCIPAL HOLDERS

Only our shareholders of record at the close of business on February 22, 2016 are entitled to vote at the meeting. Our outstanding voting stock as of the record date consisted of 51,308,595 shares of our common stock.

Each outstanding share of our common stock is entitled to one vote. Cumulative voting is permitted in the election of our Board of Directors. Each share is entitled to three votes, one each for the election of three directors, and the three votes may be cast for a single person or may be distributed among two or three persons.

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING PROCESS

Who is soliciting my proxy?

The Board of Directors of Black Hills Corporation is soliciting your proxy.

Where and when is the annual meeting?

The annual meeting is at 9:30 a.m., local time, April 26, 2016 at the Dahl Arts Center, 713 Seventh Street, Rapid City, South Dakota.

What am I voting on?

You are voting on:

•	Election of three directors in Class I: Gary L. Pechota, Mark A. Schober and Thomas J. Zeller;

•	Authorization of an increase in our authorized indebtedness from $4 billion to $8 billion;

•	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2016; and

•	Adoption of an advisory, non-binding resolution to approve our executive compensation.

Who can vote?

Holders of our common stock as of the close of business on the record date, February 22, 2016, can vote at our annual meeting. Each share of our common stock has one vote for Proposals 2, 3 and 4. Cumulative voting is permitted in the election of directors. Each share is entitled to three votes for the election of directors, one each for the election of three directors, and the three votes may be cast for a single person or may be distributed among two or three persons.

How do I vote?

There are three ways to vote by proxy:

•	by calling the toll free telephone number on the enclosed proxy;

•	by using the Internet; or

•	by returning the enclosed proxy in the envelope provided.

You may be able to vote by telephone or the Internet if your shares are held in the name of a bank or broker. If this is the case, you will need to follow their instructions.

If we receive your signed proxy before the annual meeting, we will vote your shares as you direct. You can specify on your proxy whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from the other proposals.

If you do not mark any sections, your proxy card will be voted:

•	in favor of the election of the directors named in Proposal 1; and

•	in favor of Proposals 2, 3 and 4.

Who will count the vote?

Representatives of our transfer agent, Wells Fargo Bank, N.A., will count the votes and serve as judges of the election.

What constitutes a quorum?

Shareholders representing at least 50 percent of our common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or by proxy, for there to be a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

What vote is needed for these proposals to be adopted?

Proposal 1 – Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. This means that the three nominees with the largest number of votes “For” will be elected as directors. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.

We have adopted a "plurality plus" guideline for director elections. Pursuant to our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes "Withheld" from his or her election than votes "For" such election must promptly tender his or her resignation to the Chairman of the Board. The Governance Committee will consider that resignation and will recommend to the Board whether to accept the tendered resignation or reject it based on all relevant factors. The Board will publicly disclose by filing with the Securities and Exchange Commission ("SEC") on Form 8-K its decision and, if applicable, its rationale within 90 days after receipt of the tendered resignation.

Proposal 2 - Authorization of an Increase in our Authorized Indebtedness. The increase in our authorized indebtedness from $4 billion to $8 billion will be approved if the votes cast "For" exceed the votes cast "Against." Abstentions and broker non-votes will have no effect on this vote.

Proposal 3 – Ratification of Auditors. The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 will be ratified if the votes cast “For” exceed the votes cast “Against.” Abstentions will have no effect on such vote.

Proposal 4 – Adoption of an Advisory Non-Binding Resolution to Approve Executive Compensation. The advisory resolution to approve executive compensation (“say on pay”) is non-binding. However, our Board of Directors will consider shareholders to have approved our executive compensation if the number of votes cast “For” the proposal exceeds the number of votes cast “Against” the proposal. Abstentions and broker non-votes will have no effect on such vote.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may cumulate your vote. Cumulative voting allows you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock, and there are three directors to be elected at the annual meeting, you could allocate 300 “For” votes (three times 100) among as few or as many of the three nominees to be voted on at the annual meeting as you choose.

If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your broker, trustee or nominee.

How will my shares be voted if they are held in a broker’s name?

If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange ("NYSE") rules to vote shares on certain matters (such as the ratification of auditors) when their customers do not provide voting instructions. However, on most other matters when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. This means that brokers may not vote your shares on the election of directors, the increase in our authorized indebtedness, and the “say on pay” advisory vote if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

What should I do now?

You should vote your shares by telephone, by the Internet or by returning your signed and dated proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the annual meeting.

Who conducts the proxy solicitation and how much will it cost?

We are asking for your proxy for the annual meeting and will pay all the costs of asking for shareholder proxies. We have hired Georgeson LLC to help us send out the proxy materials and ask for proxies. Georgeson LLC's fee for these services is anticipated to be $8,500, plus out-of-pocket expenses. We can ask for proxies through the mail or by telephone, fax, or in person. We can use our directors, officers and employees to ask for proxies. These people do not receive additional compensation for these services. We will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our common stock.

Can I revoke my proxy?

Yes. You can change your vote in one of four ways at any time before your proxy is used. First, you can enter a new vote by telephone or Internet. Second, you can revoke your proxy by written notice. Third, you can send a later dated proxy changing your vote. Fourth, you can attend the meeting and vote in person.

Who should I call with questions?

If you have questions about the annual meeting, you should call Roxann R. Basham, Vice President – Governance and Corporate Secretary, at (605) 721-1700.

When are the shareholder proposals due for the 2017 annual meeting?

In order to be considered for inclusion in our proxy materials, you must submit proposals for next year’s annual meeting in writing to our Corporate Secretary at our executive offices at 625 Ninth Street, Rapid City, South Dakota 57701, on or prior to November 17, 2016.

A shareholder who intends to submit a proposal for consideration, but not for inclusion in our proxy materials, must provide written notice to our Corporate Secretary in accordance with Article I, Section 9 of our Bylaws. In general, our Bylaws provide that the written notice must be delivered not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our 2016 annual meeting is scheduled for April 26, 2016. Ninety days prior to the first anniversary of this date will be January 26, 2017, and 120 days prior to the first anniversary of this date will be December 27, 2016.

Proposal 1

ELECTION OF DIRECTORS

In accordance with our Bylaws and Article VI of our Articles of Incorporation, members of our Board of Directors are elected to three classes of staggered terms consisting of three years each. At this annual meeting of our shareholders, three directors will be elected to Class I of the Board of Directors to hold office for a term of three years until our annual meeting of shareholders in 2019, and until their respective successors shall be duly elected and qualified in accordance with our Bylaws.

The Board of Directors expresses its thanks to Jack W. Eugster for his service on the Board. Mr. Eugster will resign as a Board member effective at this annual meeting. He served on the Board for 12 years.

Nominees for director at the annual meeting are Gary L. Pechota, Mark A. Schober and Thomas J. Zeller. All nominees are presently members of our Board of Directors. Mr. Schober was appointed to the Board of Directors in September 2015 and is a nominee for election for the first time. He was identified by a third-party search firm. The proxies will vote your stock for the election of the three nominees for director, unless otherwise instructed. If, at the time of the meeting, any of such nominees are unable to serve in the capacity for which they are nominated or will not serve, events which the Board of Directors does not anticipate, it is the intention of the persons designated as proxies to vote, in their discretion, for such nominees as the Governance Committee may recommend and the Board of Directors may propose to replace those who are unable to serve.

The following information, including principal occupation or employment for the past five or more years and a summary of each individual’s experience, qualifications, attributes or skills that have led to the conclusion that each individual should serve as a director in light of our current business and structure, is furnished with respect to each nominee and each of the continuing members of the Board of Directors.

The Board of Directors recommends a vote FOR the election of the following nominees:

Class I –Nominees for Election until 2019 Annual Meeting

Gary L. Pechota, 66, has been a director of the Company since 2007.

President and Chief Executive Officer of DT-TRAK Consulting, Inc., a medical billing services company, since 2007. Retired from 2005 to 2007. Former Chief of Staff of the National Indian Gaming Commission from 2003 to 2005. Previously held executive positions in the cement industry, including serving as chief executive officer of a publicly traded company, and positions in finance and accounting. Currently Director of Insteel Industries, Inc. since 1998. Previously Director of Texas Industries, Inc. from 2009 to 2012.

Mr. Pechota’s background in finance and accounting provides the necessary expertise to serve on our Audit Committee. As an enrolled member of the Rosebud Sioux Tribe, Mr. Pechota supports our Company’s interest in promoting diverse perspectives, as well as expertise relating to our business interests on tribal lands. In addition, his experience as an executive leader at several companies, his public company board experience, and his knowledge of mining and extracting minerals and the associated environmental issues strengthens our Board’s collective qualifications, skills and experiences.

Mark A. Schober, 60, has been a director of the Company since September 2015.

Retired. Former Senior Vice President and Chief Financial Officer of ALLETE, Inc., a public energy company, from 2006 to 2014. Previously held several accounting positions at ALLETE, including Senior Vice President and Controller.

Mr. Schober has more than 35 years of utility industry experience in various finance and accounting positions of increasing responsibility. His knowledge of the utility and energy industry, combined with his position as chief financial officer of a public company, contributes to our Board's knowledge and understanding of the regulated business model and unique challenges of the geographic and regulatory environment in which we operate. Mr. Schober's extensive background in finance and accounting provides the necessary expertise to serve on our Audit Committee.

Thomas J. Zeller, 68, has been a director of the Company since 1997.

Retired. Former Chief Executive Officer of RESPEC, a technical consulting and services firm with expertise in engineering, information technologies, and water and natural resources specializing in emerging environmental protection protocols, in 2011 and served as President from 1995 to 2011.

Mr. Zeller's industry experience at RESPEC relates to many of our Company’s activities concerning technology, engineering and environmental matters. This expertise, in addition to his experience as an executive leader, provides valuable knowledge to our Board and strengthens its collective qualifications, skills and experiences relating to technical aspects of our Company operations and contract relationships. He previously served as our Lead Director of our Board of Directors and is a Past Chair of our Audit Committee.

Class II – Directors with Terms Expiring at 2017 Annual Meeting

David R. Emery, 53, has been a director of the Company since 2004.

Chairman and Chief Executive Officer of Black Hills Corporation since January 1, 2016 and Chairman, President and Chief Executive Officer from 2005 through 2015. Formerly held various positions with Black Hills Corporation, including President and Chief Executive Officer, President and Chief Operating Officer – Retail Business Segment and Vice President – Fuel Resources. Mr. Emery has 26 years of experience with Black Hills Corporation. Prior to joining us, he served as a petroleum engineer for a large independent oil and gas company.

Mr. Emery is our only employee currently on our Board. With his many years of experience at our Company, he has a deep knowledge and understanding of each of our business units and related industries. As an enrolled member of the Cheyenne River Sioux Tribe, Mr. Emery supports our Company’s interest in promoting diverse perspectives. He has demonstrated leadership abilities serving as our Chairman, President and Chief Executive Officer since 2005. His strategic, operational and industry knowledge and expertise provide the basis for critical leadership on the Board.

Rebecca B. Roberts, 63, has been a director of the Company since 2011.

Retired. Former President of Chevron Pipe Line Company, a pipeline company transporting crude oil, refined petroleum products, liquefied petroleum gas, natural gas and chemicals within the United States, from 2006 to 2011. President of Chevron Global Power Generation from 2003 to 2006. Currently Director of Enbridge, Inc. since March 2015 and MSA Safety Inc. since 2013. Previously Director of Enbridge Energy Company, Inc. and Enbridge Energy Management, LLC from 2012 to March 2015.

Ms. Roberts has over 35 years of experience in the energy industry. Her industry experience includes managing pipelines in North America and global pipeline projects; managing a portfolio of power plants in the United States, Asia and the Middle East; and work as a vice president, chemist, scientist and trader in the oil and gas sectors. She has also served on several other public company and non-profit boards in addition to those identified above. Her diversified energy industry experience and service on several public company and non-profit boards provide in-depth business and strategic acumen and diversity that strengthens our Board’s collective qualifications, skills and experiences.

John B. Vering, 66, has been a director of the Company since 2005.

Managing Director of Lone Mountain Investments, Inc., oil and gas investments, since 2002. Partner in Vering Feed Yards LLC, a privately owned agricultural company, since 2010. Served as Interim President and General Manager of Black Hills Exploration and Production, Inc., our oil and gas subsidiary, from 2010 to 2011, pursuant to a consulting agreement, leading a strategic review of our oil and gas assets. Previously held several executive positions in the oil and gas industry.

Mr. Vering currently serves as our Lead Director. He has over 30 years of experience, including executive leadership, in the oil and gas industry. He served for 23 years with Union Pacific Resources Company in several positions, including Vice President of Canadian Operations. He has direct operating experience in oil and gas transportation, marketing, and exploration and production, important business segments for our Company. His knowledge and understanding of the trans-national oil and gas business and his executive leadership experience strengthens our Board’s collective qualifications, skills and experiences.

Class III – Directors with Terms Expiring at 2018 Annual Meeting

Michael H. Madison, 67, has been a director since 2012.

Retired. Former President and Chief Executive Officer and a Director of Cleco Corporation, a public utility holding company, from 2005 to 2011, and President and Chief Operating Officer of Cleco Power, LLC, from 2003 to 2005. He was state president, Louisiana-Arkansas with American Electric Power, from 2000 to 2003.

Mr. Madison has more than 40 years of utility industry experience in various positions of increasing responsibility including president, director, vice president of operations and engineering, vice president of engineering and production and vice president of corporate services. His knowledge of all aspects of the electric utility business, combined with his position as president and chief executive officer of a public company make him a valuable member of our Board of Directors and enables him to be an effective Compensation Committee Chair.

Linda K. Massman, 49, has been a director since January 2015.

President and Chief Executive Officer of Clearwater Paper Corporation, a premier supplier of private label tissue to major retailers and a producer of bleached paperboard, since 2013. Previously, she served as Clearwater’s President and Chief Operating Officer from 2011 to 2013 and its Chief Financial Officer from 2008 to 2011. Prior to joining Clearwater, she was Group Vice President of Finance and Corporate Planning for SUPERVALU Inc. and a business strategy consultant for Accenture. Currently Director of Clearwater Paper Corporation since 2013.

Ms. Massman has more than 26 years of experience in the fields of finance, corporate planning and business strategy. Her experience, knowledge, skills and expertise acquired as a director, chief executive officer and chief financial officer of a public company provides the in-depth business, financial and strategic acumen and diversity that strengthens our Board’s collective qualifications, skills and experiences.

Steven R. Mills, 60, has been a director of the Company since 2011.

Consultant and Advisor, providing accounting and financial consulting and advisory services to clients in the private equity, agribusiness, renewable products and financial services fields since 2013. Mr. Mills was Chief Financial Officer of Amyris, Inc., an integrated renewable products company, from 2012 to 2013. Served as Senior Executive Vice President, Performance and Growth of Archer Daniels Midland Company, a processor, transporter, buyer and marketer of agricultural products from 2010 to 2012, Executive Vice President and Chief Financial Officer from 2008 to 2010, and Senior Vice President Strategic Planning from 2006 to 2008.

Mr. Mills has more than 35 years of experience in the fields of accounting, corporate finance, strategic planning, and mergers and acquisitions. His extensive background in finance and accounting provides financial and strategic acumen to strengthen our Board’s collective qualifications, skills and experience, and provides the necessary expertise to serve as Chair of our Audit Committee.

CORPORATE GOVERNANCE

Corporate Governance Guidelines. Our Board of Directors has adopted corporate governance guidelines titled “Corporate Governance Guidelines of the Board of Directors,” which guide the operation of our Board and assist the Board in fulfilling its obligations to shareholders and other constituencies. The guidelines lay the foundation for the Board’s responsibilities, operations, leadership, organization and committee matters. The Governance Committee reviews the guidelines annually, and the guidelines may be amended at any time, upon recommendation by the Governance Committee and approval of the Board. These guidelines can be found in the “Governance” section of our website (www.blackhillscorp.com/investor-relations/corporate-governance).

Board Independence. In accordance with New York Stock Exchange rules, the Board of Directors through its Governance Committee affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NYSE listing standards. These guidelines are contained in our Policy for Director Independence, which can be found in the “Governance” section of our website (www.blackhillscorp.com/investor-relations/corporate-governance). Based on these standards, the Governance Committee determined that each of the following non-employee directors is independent and has no relationship with us, except as a director and shareholder:

Jack W. Eugster	Rebecca B. Roberts
Michael H. Madison	Mark A. Schober
Linda K. Massman	John B. Vering
Steven R. Mills	Thomas J. Zeller
Gary L. Pechota

In addition, based on such standards, the Governance Committee determined that Mr. Emery is not independent because he is our Chairman and Chief Executive Officer (“CEO”).

Board Leadership Structure. Mr. Emery has served as our Chairman of the Board and CEO since 2005 and has been a member of our Board since 2004. Mr. Emery provides strategic, operational, and technical expertise and context for the matters considered by our Board. After considering alternative board leadership structures, our Board chose to retain the ability to balance an independent Board structure with the designation of an independent Lead Director and to appoint as Chairman a CEO-Director with knowledge of and experience in the operations of our Company. At this time, our Board believes that having a single person serve as Chairman and CEO provides unified and responsible leadership for our Company and in conjunction with the Lead Director provides the proper balance to ensure the Board receives the information, experience and direction it needs to effectively govern.

Our Board has and continues to value a high degree of Board independence. As a result, our corporate governance structure and practices promote a strong, independent Board and include several independent oversight mechanisms. Only independent directors serve on our Audit, Compensation and Governance Committees. Our Board believes these practices ensure that experienced and independent directors will continue to effectively oversee management and critical issues related to financial and operating plans, long-range strategic issues, enterprise risk and corporate integrity. All of our Board committees may seek legal, financial or other expert advice from a source independent of management.

Our Board annually appoints an independent Lead Director. John B. Vering was appointed Lead Director effective March 1, 2016. Thomas J. Zeller served as our Lead Director from 2010 through February 2016. The responsibilities of Lead Director, as provided in the Board’s Governance Guidelines, are to chair executive sessions of the independent directors and communicate the Board’s annual evaluation of the CEO. The Lead Director, together with the independent directors, establishes the agenda for executive sessions, which are held at each regular Board meeting. The Lead Director serves as a liaison between the independent members of the Board and the CEO and discusses, to the extent appropriate, matters raised by the independent directors in executive session. The Lead Director also consults with the Chairman regarding meeting agendas and presides over regular meetings of the Board in the absence of the Chairman. This leadership structure provides consistent and effective oversight of our management and our Company.

Risk Oversight. Our Board oversees an enterprise approach to risk management that supports our operational and strategic objectives. The Corporate Governance Guidelines of our Board of Directors provide that the Board will review major risks facing our Company and the options for risk mitigation presented by management. Our Board delegates oversight of certain risk considerations to its committees within each of their respective areas of responsibility; however, the full Board monitors risk relating to strategic planning and execution, as well as executive succession. Financial risk oversight falls within the purview of our Audit Committee. Our Compensation Committee oversees compensation and benefit plan risks. Each committee reports to the full Board.

Our Board reviews any material changes in our key enterprise risk management ("ERM") issues, including cyber security, with management at each quarterly Board meeting in conjunction with the presentation of quarterly financial results. In so doing, our Board seeks to ensure appropriate risk mitigation strategies are implemented by management on an ongoing basis. Operational and strategic plan presentations by management to our Board include consideration of the challenges and risks to our business. Our Board and management actively engage in discussions of these topics and utilize outside consultants as needed. Our Board oversees the assessment of our strategic plan risks as part of our strategic planning process. In addition, our Board periodically receives safety performance, environmental, legal and compliance reports.

Our Audit Committee oversees management’s strategy and performance relative to our significant financial risks. In consultation with management, the independent auditors and the internal auditors, the Audit Committee discusses our risk assessment, risk management and credit policies and reviews significant financial risk exposures along with steps management has taken to monitor, mitigate and report such exposures. At least twice a year, our Chief Risk Officer provides a Risk and Credit Report to the Audit Committee. We adopted a Credit Policy that establishes guidelines, controls and limits to manage and mitigate credit risk within established risk tolerances.

Our Compensation Committee adopted an executive compensation philosophy that provides the foundation for our executive compensation program. The executive compensation philosophy states that the executive pay program should be market-based and maintain an appropriate and competitive balance between fixed and variable pay elements, short-term and long-term compensation and cash and stock-based compensation. The Compensation Committee establishes company-specific performance goals with potential incentive payouts for our executive officers to motivate and reward performance, consistent with our long-term success. The target compensation for our senior officers is heavily weighted in favor of long-term incentives, aligning performance incentives with long-term results for our shareholders. Our Compensation Committee also sets minimum performance thresholds and maximum payouts in the incentive programs and maintains the discretion to reduce awards if excessive risk is taken. Stock ownership guidelines established for all of our officers require our executives to hold 100 percent of all shares awarded to them (net of share withholding for taxes and, in the case of cashless stock option exercises, net of the exercise price and withholding for taxes) until the established stock ownership guidelines are achieved. Our Compensation Committee also instituted “clawback” provisions in our incentive plans, which may require an executive to return incentives received, if the Compensation Committee determines, in its discretion, that the executive engaged in specified misconduct or wrongdoing or in the event of certain financial restatements.

Our management is responsible for day-to-day risk management and operates under an ERM program that addresses strategic, operational, financial and compliance risks. The ERM program includes practices to identify risks, assesses the impact and probability of occurrence, and develops action plans to prevent the occurrence or mitigate the impact of the risk. The ERM program includes regular reporting to our senior management team and includes monitoring and testing by Risk Management, Compliance and Internal Audit groups. The overall ERM program is reviewed with the Board of Directors on a regular basis.

We believe this division of risk management responsibilities described above is an effective approach for addressing the risks facing our Company.

Director Nominees. The Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. Board candidates are considered based upon various criteria, including diverse business, administrative and professional skills or experiences; an understanding of relevant industries, technologies and markets; financial literacy; independence status; the ability and willingness to contribute time and special competence to Board activities; personal integrity and independent judgment; and a commitment to enhancing shareholder value. The Governance Committee considers these and other factors as it deems appropriate, given the needs of the Board and us. Our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business. The Governance Committee considers candidates for Board membership suggested by a variety of sources, including current or past Board members, the use of third-party executive search firms, members of management and shareholders. Any shareholder may make recommendations for consideration by the Governance Committee for membership on the Board by sending a written statement of the qualifications of the recommended individual to the Corporate Secretary. There are no differences in the manner by which the Committee evaluates director candidates recommended by shareholders from those recommended by other sources.

Shareholders who intend to nominate persons for election to the Board of Directors must provide timely written notice of the nomination in accordance with Article I, Section 9 of our Bylaws. Generally, our Corporate Secretary must receive the written notice at our executive offices at 625 Ninth Street, Rapid City, South Dakota, 57701, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The notice must set forth at a minimum the information set forth in Article I, Section 9 of our Bylaws, including the shareholder’s identity and status, contingent ownership interests, description of any agreement made with others acting in concert with respect to the nomination, specific information about the nominee and supply certain representations by the nominee to us.

Communications with the Board. Shareholders and others interested in communicating directly with the Lead Director, with the independent directors as a group, or the Board of Directors may do so in writing to the Lead Director, Black Hills Corporation, 625 Ninth Street, Rapid City, South Dakota, 57701.

Corporate Governance Documents. The charters of the Audit, Compensation and Governance committees, as well as the Board’s Corporate Governance Guidelines, Policy for Director Independence, Code of Business Conduct and the Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, and certain other persons performing similar functions can be found in the “Governance” section of our website (www.blackhillscorp.com/investor-relations/corporate-governance). We intend to disclose any amendments to, or waivers of the Code of Ethics on our website. Please note that none of the information contained on our website is incorporated by reference in this proxy statement.

Our Corporate Governance Guidelines include a plurality plus voting policy. Pursuant to the policy, any nominee for election as a director in an uncontested election who receives a greater number of votes “Withheld” from his or her election than votes “For” his or her election will promptly tender his or her resignation as a director to the Chairman of the Board following certification of the election results. Broker non-votes will not be deemed to be votes “For” or “Withheld” from a director’s election for purposes of the policy. The Governance Committee (without the participation of the affected director) will consider each resignation tendered under the policy and recommend to the Board whether to accept or reject it. The Board will then take the appropriate action on each tendered resignation, taking into account the Governance Committee’s recommendation. The Governance Committee in making its recommendation, and the Board in making its decision, may consider any factors or other information that it considers appropriate, including the reasons why the Committee believes shareholders “Withheld” votes for election from such director and any other circumstances surrounding the “Withheld” votes, any alternatives for curing the underlying cause of the “Withheld” votes, the qualifications of the tendering director, his or her past and expected future contributions to us and the Board, and the overall composition of the Board, including whether accepting the resignation would cause us to fail to meet any applicable SEC or NYSE requirements. The Board will publicly disclose by filing with the SEC on Form 8-K its decision and, if applicable, its rationale within 90 days after receipt of the tendered resignation.

Certain Relationships and Related Party Transactions. We recognize related party transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of us and our shareholders. Accordingly, as a general matter, it is our preference to avoid related party transactions. Nevertheless, we recognize that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of us and our shareholders, including but not limited to situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when we provide products or services to related parties on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, our Board of Directors has adopted a policy for the review of related party transactions. This policy requires directors and officers to promptly report to our Vice President – Governance all proposed or existing transactions in which the Company and they, or persons related to them, are parties or participants. Our Vice President – Governance presents to our Governance Committee those transactions that may require disclosure pursuant to Item 404 of Regulation S-K (typically, those transactions that exceed $120,000). Our Governance Committee reviews the material facts presented and either approves or disapproves entry into the transaction. In reviewing the transaction, the Governance Committee considers the following factors, among other factors it deems appropriate: (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; (ii) the extent of the related party’s interest in the transaction; and (iii) the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance. Based solely upon a review of our records and copies of reports on Form 3, 4 and 5 furnished to us, we believe that during and with respect to 2015, all persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, filed the required reports on a timely basis.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors

Our directors review and approve our strategic plan and oversee our management. Our Board of Directors held four in-person meetings and six telephonic meetings during 2015. Each regularly scheduled meeting of the Board includes an executive session of only independent directors. We encourage our directors to attend the annual shareholders’ meeting. During 2015, every director attended at least 75 percent of the combined total of Board meetings and Committee meetings on which the director served and all directors then serving attended the 2015 annual meeting of shareholders.

Committees of the Board

Our Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee and the Governance Committee. In accordance with the NYSE listing standards and our Corporate Governance Guidelines, the Audit, Compensation and Governance Committees are comprised solely of independent directors. Each committee operates under a charter, which is available on our website at www.blackhillscorp.com/investor-relations/corporate-governance and is also available in print to any shareholder who requests it. In addition, our Board creates special committees from time to time for specific purposes.

Members of the Committees are designated by our Board upon recommendation of the Governance Committee. The table below shows current membership for each of the Board committees.

Audit Committee	Compensation Committee	Governance Committee
Steven R. Mills*	Jack W. Eugster	Jack W. Eugster
Gary L. Pechota	Michael H. Madison*	Gary L. Pechota
Mark A. Schober	Linda K. Massman	Rebecca B. Roberts*
John B. Vering	Rebecca B. Roberts	Thomas J. Zeller
Thomas J. Zeller
_______________________

*	Committee Chair

Audit Committee. The Audit Committee held four in-person meetings and six telephonic meetings in 2015. The Audit Committee’s responsibilities, discussed in detail in its charter include, among other duties, the responsibility to:

•	assist the Board in fulfilling its oversight responsibility to our shareholders relating to the quality and integrity of our accounting, auditing and financial reporting practices;

•	oversee the integrity of our financial statements, financial reporting process, systems of internal controls and disclosure controls regarding finance, accounting and legal compliance;

•	review areas of potential significant financial risk to us;

•	review consolidated financial statements and disclosures;

•	appoint an independent registered public accounting firm for ratification by our shareholders;

•	monitor the independence and performance of our independent registered public accountants and internal auditing department;

•	pre-approve all audit and non-audit services provided by our independent registered public accountants;

•	review the scope and results of the annual audit, including reports and recommendations of our independent registered public accountants;

•
review the internal audit plan, results of internal audit work and our process for monitoring compliance with our Code of Conduct and other policies and practices established to ensure compliance with legal and regulatory requirements; and

•	periodically meet, in private sessions, with our internal audit group, Chief Financial Officer, Chief Compliance Officer, other management, and our independent registered public accounting firm.

In accordance with the rules of the NYSE, all of the members of the Audit Committee are financially literate. In addition, the Board determined that all of the members of the Audit Committee, Messrs. Mills, Pechota, Schober and Vering, have the requisite attributes of an “audit committee financial expert” as provided in regulations promulgated by the SEC, and that such attributes were acquired through relevant education and/or experience.

Compensation Committee. The Compensation Committee held two in-person meetings and one telephonic meeting in 2015. All members of the Compensation Committee are independent directors as defined under NYSE listing standards and SEC rules. The Compensation Committee’s responsibilities, discussed in detail in its charter include, among other duties, the responsibility to:

•	discharge the Board of Directors’ responsibilities related to executive and director compensation philosophy, policies and programs;

•	perform functions required of directors in the administration of all federal and state laws and regulations pertaining to executive employment and compensation;

•	consider and recommend for approval by the Board all executive compensation programs including executive benefit programs and stock ownership plans; and

•	promote an executive compensation program that supports the overall objective of enhancing shareholder value.

The Compensation Committee has authority under its charter to retain and terminate compensation consultants, outside counsel and other advisors as the Committee may deem appropriate in its sole discretion. The Committee has sole authority to approve related fees and retention terms and may delegate any of its responsibilities to subcommittees as the Committee may deem appropriate. In addition, pursuant to SEC rules and NYSE listing standards regarding the independence of compensation committee advisors, the Committee has the responsibility to consider the independence of any compensation advisor before engaging the advisor.

The Committee engaged Willis Towers Watson, an independent consulting firm, to conduct an annual review of our 2015 total compensation program for executive officers and directors. The Committee reviewed the independence of Willis Towers Watson and the individual representative of Willis Towers Watson who serves as a consultant to the Committee, in accordance with the SEC and NYSE requirements and the specific factors that the requirements cite. The Compensation Committee concluded that Willis Towers Watson is independent and Willis Towers Watson's performance of services raises no conflict of interest. The Committee's conclusion was based in part on a report that Willis Towers Watson provided to the Committee intended to reveal any potential conflicts of interest and a schedule provided by management of the type and amount of non-executive compensation services provided by Willis Towers Watson to the Company. During 2015 the cost of these non-executive compensation services was less than $10,000.

The Committee annually evaluates the CEO’s performance against Board established goals and objectives, with input from the other independent directors. Based upon the Committee’s evaluation and recommendation, the independent directors of the Board set the CEO’s annual compensation, including salary, bonus, incentive and equity compensation.

The CEO annually reviews the performance of each of our executive officers and presents a summary of his evaluations to the Committee. Based upon these performance reviews, market analysis conducted by the compensation consultant and discussions with our Sr. Vice President, Chief Human Resources Officer, the CEO recommends the compensation of the executive officers to the Committee. The Committee may exercise its discretion in modifying any of the recommended compensation and award levels in its review and approval process.

More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our CEO and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis.

In setting non-employee director compensation, the Compensation Committee recommends the form and amount of compensation to the Board of Directors, which makes the final determination. In considering and recommending the compensation of non-employee directors, the Compensation Committee considers such factors as it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. In the review of director compensation for 2015, the Compensation Committee retained Willis Towers Watson to provide market information on non-employee director compensation, including compensation structure, annual board and committee retainers, committee chair fees and stock-based compensation.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is comprised entirely of independent directors. In addition, none of our executive officers serve as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or on our Compensation Committee.

Governance Committee. The Governance Committee held four in-person meetings and two telephonic meeting in 2015. The Governance Committee’s responsibilities, discussed in detail in its charter include, among other duties, the responsibility to:

•	assess the size of the Board and membership needs and qualifications for Board membership;

•	identify and recommend prospective directors to the Board to fill vacancies;

•	review and evaluate director nominations submitted by shareholders, including reviewing the qualifications and independence of shareholder nominees;

•	consider and recommend existing Board members to be renominated at our annual meeting of shareholders;

•
consider the resignation of an incumbent director who makes a principal occupation change (including retirement) or who receives a greater number of votes "Withheld" than votes "For" in an uncontested election of directors and recommend to the Board whether to accept or reject the resignation;

•	establish and review guidelines for corporate governance;

•	recommend to the Board for approval committee membership and chairs of the committees;

•	recommend to the Board for approval an independent director to serve as a Lead Director;

•	review the independence of each director and director nominee;

•	administer an annual evaluation of the performance of the Board and facilitate an annual assessment of each committee; and

•	ensure that the Board oversees the evaluation and succession planning of management.

DIRECTOR COMPENSATION

Director Fees

Effective January 1, 2015, our non-employee director compensation was as follows:

•	Board cash retainer of $65,000;

•	common stock equivalents equal to $80,000 per year;

•	dividend equivalents on the common stock equivalents equal to the same dividend rate our shareholders receive;

•	committee member cash retainers of $10,000 for Audit Committee members and $7,500 for Compensation and Governance Committee members;

•	committee chair cash retainers of $12,500 for Audit Committee Chair, $10,000 for Compensation Committee Chair and $7,500 for Governance Committee Chair; and

•	Lead Director cash retainer of $20,000.

Director Compensation for 2015 and Common Stock Equivalents Outstanding as of December 31, 2015(1)

Name(2)	Fees Earned or Paid in Cash	Stock Awards(3)	Total	Number of Common Stock Equivalents Outstanding at December 31, 2015(4)
Jack W. Eugster	$90,000	$80,000	$170,000	20,297
Michael H. Madison	$74,167	$80,000	$154,167	5,920
Linda K. Massman(5)	$66,458	$73,333	$139,791	1,550
Steven R. Mills	$83,333	$80,000	$163,333	7,154
Stephen D. Newlin(6)	$29,167	$26,667	$55,834	—
Gary L. Pechota	$82,500	$80,000	$162,500	17,115
Rebecca B. Roberts	$85,000	$80,000	$165,000	8,086
Warren L. Robinson(6)	$29,167	$26,667	$55,834	—
Mark A. Schober(5)	$25,000	$26,667	$51,667	470
John B. Vering	$74,167	$80,000	$154,167	19,527
Thomas J. Zeller	$100,000	$80,000	$180,000	24,246
_____________________

(1)
Our directors did not receive any stock option awards, non-equity incentive plan compensation, pension benefits or perquisites in 2015 and did not have any stock options outstanding at December 31, 2015.

(2)
Mr. Emery, our CEO, is not included in this table because he is our employee and thus receives no compensation for his services as a director. Mr. Emery’s compensation received as an employee is shown in the Summary Compensation Table for our Named Executive Officers.

(3)
Each non-employee director received a quarterly award of common stock equivalents with a grant date fair value of $20,000 per quarter, equivalent to $80,000 per year. The grant date fair value of a common stock equivalent is the closing price of a share of our common stock on the grant date.

(4)
The common stock equivalents are fully vested in that they are not subject to forfeiture; however, the shares are not issued until after the director ends his or her service on the Board. The common stock equivalents are payable in stock or cash or can be deferred further at the election of the director.

(5)
Ms. Massman and Mr. Schober became members of our Board of Directors effective January 28, 2015 and September 1, 2015, respectively; consequently, their fees earned and stock award fair values reflects a partial year of service.

(6)	Messrs. Newlin's and Robinson's terms as members of the Board of Directors concluded April 28, 2015; consequently, their fees earned and stock award fair values reflect a partial year of service.

Director Stock Ownership Guidelines

Each member of our Board of Directors is required to apply at least 50 percent of his or her annual cash retainer toward the purchase of shares of common stock until the director has accumulated at least 7,500 shares of common stock or common stock equivalents.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following tables set forth the beneficial ownership of our common stock as of March 1, 2016 for each director, each executive officer named in the Summary Compensation Table, all of our directors and executive officers as a group and each person or entity known by us to beneficially own more than five percent of our outstanding shares of common stock. Beneficial ownership includes shares a director or executive officer has or shares the power to vote or transfer. There were no stock options outstanding for any of our directors or executive officers as of March 1, 2016.

Our directors and executive officers are prohibited from hedging our stock or holding our stock in a margin account and must receive permission from our Senior Vice President - General Counsel if they want to pledge our stock as collateral for a loan. None of our directors or executive officers have pledged stock.

Except as otherwise indicated by footnote below, we believe that each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by that individual or entity.

Name of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)	Directors Common Stock Equivalents(3)	Total	Percentage
Outside Directors
Jack W. Eugster	17,000	20,810	37,810	*
Michael H. Madison	10,485	6,324	16,809	*
Linda K. Massman	869	1,921	2,790	*
Steven R. Mills	12,927	7,568	20,495	*
Gary L. Pechota	11,035	17,603	28,638	*
Rebecca B. Roberts	4,843	8,507	13,350	*
Mark A. Schober	483	834	1,317	*
John B. Vering	10,916	20,034	30,950	*
Thomas J. Zeller	9,495	24,789	34,284	*

Named Executive Officers
David R. Emery	200,510	—	200,510	*
Linden R. Evans	93,784	—	93,784	*
Steven J. Helmers	61,485	—	61,485	*
Richard W. Kinzley	33,614	—	33,614	*
Robert A. Myers	33,758	—	33,758	*

All directors and executive officers as a group (16 persons)	558,256	108,390	666,646	1.3%
____________________________________

*	Represents less than one percent of the common stock outstanding.

(1)	Beneficial ownership means the sole or shared power to vote, or to direct the voting of, a security or investment power with respect to a security.

(2)
Includes restricted stock held by the following executive officers for which they have voting power but not investment power and stock underlying phantom stock units the executive officers have the right to acquire within 60 days as to which they have no current voting or investment power: Mr. Emery 33,747 shares; Mr. Evans 23,943 shares; Mr. Helmers 2,695 shares; Mr. Kinzley 9,026 shares; Mr. Myers 2,177 shares and 3,804 phantom stock units; and all directors and executive officers as a group 85,889 shares, and 3,804 phantom stock units.

(3)	Represents common stock allocated to the directors’ accounts in the directors’ stock-based compensation plan, of which there are no voting rights.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage

Five Percent Shareholders

BlackRock, Inc.(1)	7,098,384	13.8%
55 East 52nd Street
New York, NY 10022

State Street Corporation(2)	5,382,298	10.5%
State Street Financial Center
One Lincoln Street
Boston, MA 02111

The Vanguard Group Inc.(3)	3,582,257	7.0%
100 Vanguard Blvd.
Malvern, PA 19355
____________________________________

(1)	Information is as of December 31, 2015, and is based on a Schedule 13G filed on January 8, 2016.

(2)	Information is as of December 31, 2015, and is based on a Schedule 13G filed on February 10, 2016.

(3)	Information is as of December 31, 2015, and is based on a Schedule 13G filed on February 10, 2016.

Proposal 2

AUTHORIZATION OF INCREASE IN INDEBTEDNESS

Under the provisions of Article XVII, §8 of the Constitution of the State of South Dakota, the maximum amount of indebtedness a company is authorized to issue may not be increased without the consent of its shareholders. We believe that South Dakota is the only state in the nation that requires companies incorporated under its law to receive the consent of their shareholders in order to increase their authorized indebtedness, and that this provision unnecessarily limits our flexibility to manage our interests and opportunities. Pursuant to this provision, the maximum amount of indebtedness we are currently authorized by our shareholders to issue is $4 billion. This level of debt authorization was approved by our shareholders in 2012.
Our capital expenditure forecast for the next three years is as follows:

	2016	2017	2018
		(in thousands)
Electric utilities	$324,000	$139,000	$146,000
Gas utilities	56,000	74,000	78,000
SourceGas utilities	107,000	105,000	78,000
Cost of service gas	50,000	100,000	100,000
Other	34,000	33,000	27,000
Total	$571,000	$451,000	$429,000
With the acquisition of SourceGas, our actual indebtedness as of February 29, 2016 was approximately $3.4 billion. Because of our level of current indebtedness, our future growth plans, our strategic objective to continue to evaluate potential future acquisitions and the unique and outdated nature of this provision, our Board of Directors is recommending that the shareholders authorize an increase in our authorized debt level to $8 billion. This level of debt authorization will give our Board of Directors the flexibility to determine the timing of debt issuances and the ability to carry out our strategic plan without needing further shareholder approval of our authorized indebtedness for the foreseeable future.
Accordingly, the following resolution will be presented at the meeting:
RESOLVED, that the shareholders hereby consent to an increase in our authorized indebtedness to not exceed $8 billion at any one time outstanding; and that for the purpose of effecting such increase, bonds, debentures, notes and other instruments evidencing our indebtedness may be issued from time to time in such form and of such character as is desirable to the Board of Directors as long as the maximum indebtedness authorized by this resolution is not exceeded.
The increase in our authorized indebtedness from $4 billion to $8 billion will be approved if the votes cast "For" exceed the votes cast "Against." Abstentions and broker non-votes will have no effect on this vote.
The Board of Directors recommends a vote FOR
the increase in authorized indebtedness.

Proposal 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP, independent registered public accountants, conducted the audit of Black Hills Corporation and its subsidiaries for 2015. Representatives of Deloitte & Touche LLP will be present at our annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Our Audit Committee has appointed Deloitte & Touche LLP to perform an audit of our consolidated financial statements and those of our subsidiaries for 2016 and to render their reports. The Board of Directors recommends ratification of the Audit Committee’s appointment of Deloitte & Touche LLP. The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 will be ratified if the votes cast “For” exceed the votes cast “Against.” Abstentions will have no effect on such vote. If shareholder approval for the appointment of Deloitte & Touche LLP is not obtained, the Audit Committee will reconsider the appointment.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2016.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees for services provided to us for the years ended December 31, 2015 and 2014 by our independent registered public accounting firm, Deloitte & Touche LLP:

	2015	2014

Audit Fees	$2,460,000	$2,191,900
Audit-Related Fees	145,000	168,200
Tax Fees	491,700	456,600
Total Fees	$3,096,700	$2,816,700

Audit Fees. Fees for professional services rendered for the audits of our financial statements, review of the interim financial statements included in quarterly reports, opinions on the effectiveness of our internal control over financial reporting, and services that generally only the independent auditor can reasonably provide, such as comfort letters, statutory audits, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include internal control reviews; attest services that are not required by statute or regulation; employee benefit plan audits; due diligence, consultations and audits related to mergers and acquisitions; and consultations concerning financial accounting and reporting standards.

Tax Fees. Fees for services related to federal and state tax compliance planning and advice, including tax assistance with tax audits and review of tax returns.

The services performed by Deloitte & Touche LLP were pre-approved in accordance with the Audit Committee’s pre-approval policy whereby the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountants. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related, tax and other services, for the upcoming or current year, subject to a specified cost level. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities to shareholders relating to the integrity of the company's financial statements, the company's compliance with legal and regulatory requirements, the independent auditors' qualifications and independence and the performance of the company's internal and independent auditors. Management has the primary responsibility for the completeness and accuracy of the company's financial statements and disclosures, the financial reporting process and the effectiveness of the company's internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors including any significant changes in the company's selection or application of accounting principles. The Committee also reviewed and discussed with management, the internal auditors and the independent auditors management's report on internal control over financial reporting, including the significance and status of control deficiencies identified by management and the results of remediation efforts undertaken, to determine the effectiveness of internal control over financial reporting at December 31, 2015.

The Committee reviewed with the independent auditors, which have the responsibility for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles and applicable rules and regulations, their judgments as to the quality, not just the acceptability, of our critical accounting principles and estimates and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Committee also reviewed with the independent auditors their report on the company's internal control over financial reporting at December 31, 2015, including the basis for their conclusions. The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including the matters required to be discussed by applicable Public Company Accounting Oversight Board Standards. In addition, Deloitte & Touche LLP has provided the Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors' communications with the Committee concerning independence and the Committee has discussed with Deloitte & Touche LLP their firm's independence. The Committee has pre-approved all audit and non-audit services and fees provided to the company by the independent auditors. Based upon the Committee's considerations, the Committee has concluded that Deloitte & Touche LLP is independent. The Committee discussed with our internal and independent auditors the overall scope and audit plans and evaluated their performance. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal control over financial reporting, and the overall quality of our financial reporting.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

THE AUDIT COMMITTEE

Steven R. Mills, Chair
Gary L. Pechota
Mark A. Schober
John B. Vering

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
Introduction

This Compensation Discussion and Analysis describes our overall executive compensation policies and practices and specifically explains the compensation-related actions taken with respect to 2015 compensation for our executive officers included in the Summary Compensation Table (our “Named Executive Officers”). Our Named Executive Officers, based on 2015 positions and compensation levels, are:

•	David R. Emery, Chairman, President and Chief Executive Officer ("CEO");

•	Richard W. Kinzley, Chief Financial Officer (“CFO”);

•	Linden R. Evans, Chief Operating Officer - Utilities (“COO - Utilities”);

•	Steven J. Helmers, Sr. Vice President, General Counsel and Chief Compliance Officer
("Sr. V.P. - General Counsel"); and

•	Robert A. Myers, Sr. Vice President, Chief Human Resource Officer ("Sr. V.P. - Human Resources").

The Compensation Committee of the Board of Directors (the “Committee,” for purposes of this Compensation Discussion and Analysis) is composed entirely of independent directors and is responsible for approving and overseeing our executive compensation philosophy, policies and programs.

Executive Summary

Our long-term success depends on our operational excellence, providing reliable products and services to our customers and investing wisely for present and future shareholder returns. To consistently achieve these outcomes we must attract, motivate and retain highly talented professionals. For these reasons, we promote an executive compensation program that supports the overall objective of enhancing shareholder value, based on principles designed to:

•	attract, retain, motivate and encourage the development of highly qualified executives;

•	provide compensation that is competitive;

•	promote the relationship between pay and performance;

•	promote overall corporate performance that is linked to the interests of our shareholders; and

•	appropriately recognize and reward individual performance.

2015 Accomplishments
2015 was a strong year for Black Hills Corporation, despite significant challenges due to sharp declines in commodity prices and unfavorable weather. Substantial progress was made on our strategic initiatives and we continued to lay a solid foundation for future earnings growth. Significant accomplishments for the year included:

•	Achieved a 2 percent growth in earnings per share from continuing operations, as adjusted (1);

•	Increased the annual dividend for the 45th consecutive year, one of the longest records in the utility sector;

•
Announced the acquisition of SourceGas Holdings LLC, which will increase our customer base by approximately 55 percent to more than 1.2 million customers, expanding our presence in Colorado, Nebraska and Wyoming and adding Arkansas to our service territories;

•	Successfully closed and integrated the acquisitions of MGTC and Energy West Wyoming, positioning us for additional growth through increased natural gas distribution reach in Wyoming;

•	Improved our liquidity and raised funds for the SourceGas transaction through a number of transactions, including:

-	Extended the term of our $500 million corporate revolving credit facility to 2020;

-	Issued a $300 million unsecured term loan, replacing a $275 term loan that matured during the year; and

-
Put in place permanent equity financing for the SourceGas acquisition through net proceeds of $246 million from the issuance of 6.325 million common shares and $290 million from the issuance of 5.98 million equity units;

(1)	Earnings per share from continuing operations, as adjusted is a non-GAAP measure. See Appendix A for a reconciliation of the non-GAAP measure to our results as reported under GAAP.

•	Invested in our utility infrastructure and systems:

-	Received final approvals and began construction of a $65 million, 40 megawatt simple-cycle gas turbine at the Pueblo Airport Generating Station;

-	Received approval to purchase the $109 million, 60 megawatt Peak View Wind Project;

-
Received approval from the Wyoming Public Service Commission for a Certificate of Public Convenience and Necessity to construct the Wyoming portion of a $54 million, 230-kV, 144 mile long transmission line. Approval from the South Dakota Public Utilities Commission to construct the South Dakota portion of the line was received in late 2014;

-
Began construction on a $70 million corporate headquarters in Rapid City, South Dakota, which will provide efficiencies and replace expenses associated with our five existing facilities throughout Rapid City; and

-
Filed for approval of our Cost of Service Gas ("COSG") initiative across six regulatory jurisdictions, creating the potential for initial implementation of the program in late 2016. The COSG program is designed to provide long-term natural gas price stability for our utility customers, while providing earnings opportunities for our shareholders;

•
Initiated a strategic assessment to sell up to 49.9 percent of Black Hills Colorado IPP ("Colorado IPP") to monetize assets under favorable terms. Colorado IPP owns and operates a 200 megawatt, combined-cycle natural gas generating facility located in Pueblo, Colorado. Market conditions provided a unique opportunity to capture a premium valuation while continuing to support reliable service in our utilities. An agreement to sell the 49.9 percent interest was executed in February 2016;

•	Continued to prove up the significant shale gas resource in the Piceance Basin by successfully completing our 2014/2015 drilling program, with strong results;

•	Implemented important organizational changes in our oil and gas business to reduce costs;

•	Made the strategic decision to de-emphasize our oil and gas business and refocus our oil and gas professionals on the support of utility COSG programs;

•	Provided the safe and reliable service our communities and customers depend on and achieved several notable operational performance metrics:

-	Safety performance total case incident rate of 1.2 compared to an industry average of 2.1;

-	1st Quartile reliability ranking for our three electric utilities compared to industry averages;

-	Power generation fleet availability of 93 percent for coal-fired generation and higher for our gas-fired, diesel- fired and wind generation;

-
Completed four years with favorable MSHA safety results at our coal mine compared to other coal mines located in the Powder River Basin and received an award from the State of Wyoming for six years without a lost time accident; and

-	JD Power Customer Satisfaction Survey indicated our Electric and Gas Utilities were favorable to our peers in the Midwest;

•
Received the Freedom Award from the US Department of Defense in recognition of our support for veterans and employees serving in the National Guard and Reserves. This is the highest recognition provided by the Department of Defense to civilian organizations.

2015 Performance Results

Our corporate financial goals are used as measures to determine awards under our variable pay programs. The following table summarizes our 2015 performance measures and results.

Pay Element	Performance Measure	2015 Results

Short-term Incentive	EPS from ongoing operations, as adjusted, target of $3.00	$2.95 per share for incentive plan purposes Payout of 92% of Target

Long-term Incentive - Performance Share Award	Total Shareholder Return (TSR) relative to our Peer Group measured over a three-year period	TSR 34% 23rd Percentile Ranking in Peer Group No Payout

Key Executive Compensation Objectives and 2015 Compensation Decisions

Overall, our goal is to target total direct compensation (the sum of base salary, short-term bonus incentives at target and long-term incentives at target) at the median of the appropriate market when our operating results approximate average performance in relation to our peers.

Our executive compensation is designed to maintain an appropriate and competitive balance between fixed and variable compensation components, short- and long-term compensation, and cash and stock-based compensation. The total target compensation mix for our Named Executive Officers in 2015 averaged approximately:

•	40 percent fixed and 60 percent variable;

•	60 percent base and short-term incentive and 40 percent long-term incentive; and

•	50 percent cash and 50 percent equity.

We believe that the performance basis for determining compensation should differ by each reward component – base salary, short-term incentive and long-term incentive. Incentive measures (short-term and long-term) should emphasize objective, quantitative operating measures. The performance measures for our incentive compensation plans are as follows:

•
Base Salary – Merit increases for our Named Executive Officers' base salary averaged 3.4 percent in 2015, excluding Mr. Kinzley's salary due to his January 1, 2015 promotion to CFO, based on the individual executive’s performance and to approximate the market median for comparable positions in our industry and peer group. Recognizing Mr. Kinzley is a first time CFO, his base salary was targeted at the 25th percentile of the market data.

•
Short-Term Incentive – The short-term incentive is based on earnings per share targets. The Committee believes that this performance measure closely aligns the executives’ and our shareholders’ interests and fosters teamwork and cooperation.

-
The 2015 short-term target incentive as a percent of base pay remained the same as the prior year at 90 percent, 65 percent, 50 percent and 45 percent for our CEO, COO - Utilities, CFO and Sr. V.P. - General Counsel, respectively. It was increased for our Sr. V.P. - Human Resources from 40 percent to 45 percent, trending towards the market median for general industry.

-	Based on the attainment of pre-established performance goals, the actual payout can range from 50 percent to 200 percent of target.

-	The Committee selected an earnings per share goal based on ongoing operations, as adjusted, of $3.00 as the 2015 corporate goal.

-	Our 2015 earnings for the Short-Term Incentive Plan were $2.95 per share, which was 2 percent below our target earnings per share goal, resulting in a payout of 92 percent of target.

•
Long-Term Incentive – The long-term incentive is delivered 50 percent in restricted stock that vests ratably over a three-year service period and 50 percent in performance shares. Entitlement to the performance shares is based on our total shareholder return over a three-year performance period compared to our peer group. This performance measure was chosen because it mirrors the market return of our shareholders and compares our performance to that of our peer group.

Performance Share Plan Payment

-
Our total shareholder return for the three-year period, January 1, 2013 through December 31, 2015, was 34 percent, which ranked below the threshold 30th percentile of our peer group, resulting in no payout for our Named Executive Officers.

Restricted Stock Grant

-	Consistent with prior years, the Committee awarded 50 percent of the Named Executive Officers’ long-term incentive in restricted stock that ratably vests over three years.

We also have several governance programs in place to align our executive compensation with shareholder interests and to mitigate risks in our plans. These programs include stock ownership guidelines, an anti-hedging policy and clawback provisions in our short-term and long-term incentive award agreements.

In total, the Committee believes that the 2015 compensation actions, decisions and outcomes strongly reflect and reinforce our compensation philosophy and in particular emphasizes the alignment between compensation and both performance and shareholder interests. At our 2015 annual meeting, shareholders owning 95 percent of the shares voted on this matter approved our executive compensation for 2014, which we consider highly supportive of our current compensation philosophy. In connection with establishing the 2015 executive compensation program, the Board reviewed the results of the say on pay vote, as well as market data and performance indicators. No significant design changes were made.

Setting Executive Compensation

Based upon our compensation philosophy, the Committee structures our executive compensation to motivate our officers to achieve specified business goals and to reward them for achieving such goals. The key steps the Committee follows in setting executive compensation are to:

•	analyze executive compensation market data to ensure market competitiveness;

•	review the components of executive compensation, including base salary, short-term incentive, long-term incentive, retirement and other benefits;

•	review total compensation mix and structure; and

•	review executive officer performance, responsibilities, experience and other factors cited above to determine individual compensation levels.

Market Compensation Analysis

The market for our senior executive talent is national in scope and is not focused on any one geographic location, area or region of the country. As such, our executive compensation should be competitive with the national market for senior executives. It should also reflect the executive’s responsibilities and duties and align with the compensation of executives at companies or business units of comparable size and complexity. The Committee gathers market information for our corporate executives from the electric and gas utility industry and also reviews general industry data as an additional reference.

The Committee selects and retains the services of an independent consulting firm to periodically:

•	provide information regarding practices and trends in compensation programs;

•	review and evaluate our compensation program as compared to compensation practices of other companies with similar characteristics, including size and type of business;

•	review and assist with the establishment of a peer group of companies; and

•	provide a compensation analysis of the executive positions.

The Committee used the services of Willis Towers Watson to evaluate 2015 compensation. Willis Towers Watson gathered data from nationally recognized survey providers, as well as specific peer companies through public filings, which included:

•	Willis Towers Watson’s 2014 Compensation Data Bank (energy services and general industry); and

•	23 peer companies representing the utility and energy industry.

The 23 peer companies ranged in annual revenue size from approximately $760 million to $4.5 billion with the median at $1.6 billion. These are the same companies the Committee chose for our peer group for our 2015 to 2017 Performance Share Plan. The survey data were adjusted for our relative revenue size using regression analysis. Our peer companies included in the analysis for 2015 compensation decisions were:

Alliant Energy Corp	MDU Resources Group, Inc.	Portland General Electric Co.
ALLETE, Inc.	MGE Energy, Inc.	Questar Corporation
Avista Corp	National Fuel Gas Co.	Southwest Gas Corp
Cleco Corporation	Northwest Natural Gas Co.	UIL Holdings Corporation
El Paso Electric Co.	Northwestern Corp	Vectren Corporation
Great Plains Energy Incorporated	OGE Energy Corp.	Westar Energy Inc.
IDACORP, Inc.	Piedmont Natural Gas	WGL Holdings Inc.
The Laclede Group, Inc.	PNM Resources, Inc.

The salary surveys are one of several factors the Committee uses in setting appropriate compensation levels. Other factors include company performance, individual performance and experience, the level and nature of the executive’s responsibilities, and discussions with the CEO related to the other senior executive officers.

Components of Executive Compensation

The components of our executive compensation program consist of a base salary, a short-term incentive plan, and long-term incentives. In addition, we provide income for our officers’ retirement and other benefits.

An important component of the executives' total compensation is derived from incentive compensation. Incentive compensation is intended to motivate and encourage our executives to drive performance and achieve superior results for our shareholders. The Committee periodically reviews information provided by the compensation consultant to determine the appropriate level and mix of incentive compensation. Actual income in the form of incentive compensation is realized by the executive as a result of achieving Company goals and overall stock performance. The Committee believes that a significant portion of total target compensation should be comprised of incentive compensation. In order to reward long-term growth while still encouraging short-term results, the Committee establishes incentive targets that emphasize long-term compensation at a greater level than short-term compensation.

The Committee annually reviews all components of each senior executive officer’s compensation, including salary, short-term incentive, equity and other long-term incentive compensation values granted, and the current and potential value of the executive officer’s total Black Hills Corporation equity holdings. The components of total target compensation in 2015 were as follows:

	Base Salary	Short-Term Incentive	Long-Term Incentive
David R. Emery, CEO	26%	24%	50%
Richard W. Kinzley, CFO	44%	22%	34%
Linden R. Evans, COO - Utilities	38%	25%	37%
Steven J. Helmers, Sr. V.P. - General Counsel	45%	20%	35%
Robert A. Myers, Sr. V.P. - Human Resources	47%	21%	32%

Base Salary. Base salaries for all officers are reviewed annually. We also adjust the base salary of our executives at the time of a promotion or change in job responsibility, as appropriate. Evaluation of 2015 base salary adjustments occurred in January 2015. The Committee approved base salary increases for our Named Executive Officers averaging 3.4 percent, excluding Mr. Kinzley's salary due to his January 1, 2015 promotion to CFO. The base salary component of each position was compared to the median of the market data provided by the compensation consultant. The actual base salary of each officer was determined by the executive’s performance, the experience level of the officer, the executive’s current position in a market-based salary range, and internal pay relationships. Recognizing Mr. Kinzley is a first time CFO, his base salary was targeted at the 25th percentile of the market data.

Short-Term Incentive. Our Short-Term Incentive Plan is designed to recognize and reward the contributions of individual executives as well as the contributions that group performance makes to overall corporate success. The program’s goal for our corporate officers is based on earnings per share targets in order to closely align interests with shareholders and to foster teamwork and cooperation within the officer team. The short-term incentive, after applicable tax withholding, is distributed to the officer in the form of 50 percent stock and 50 percent cash, unless the officer has met his or her stock ownership guideline, in which case he or she may elect to receive the total award in cash, after deductions and applicable tax withholding. Target award levels are established as a percentage of each participant’s base salary. A target award is typically comparable to the average short-term incentive payout award of the peer group at the 50th percentile level. The actual payout will vary, based on performance, between zero and 200 percent of the individual executive’s short-term incentive target award level.

The Committee approves the target level for each officer in January, which applies to performance in the upcoming plan year. Target levels are derived in part from competitive data provided by the compensation consultant and in part by the Committee’s judgment regarding internal equity, retention and an individual executive’s expected contribution to the achievement of our strategic objectives. The target levels for the positions held by our Named Executive Officers in 2015 are shown below:

Short-term Incentive Target (Percentage of Base Salary)
David R. Emery, CEO	90%
Richard W. Kinzley, CFO	50%
Linden R. Evans, COO - Utilities	65%
Steven J. Helmers, Sr. V.P. - General Counsel	45%
Robert A. Myers, Sr. V.P. - Human Resources	45%

The threshold, target and maximum payout levels for our Named Executive Officers under the 2015 Short-Term Incentive Plan are shown in the Grants of Plan Based Awards in 2015 table on page 33, under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

Early in the first quarter, the Committee meets to establish the goals for the current plan year, to evaluate actual performance in relation to the prior year’s targets and to approve the actual payment of awards related to the prior plan year. The Committee reserves the discretion to adjust any award, and will review and take into account individual performance, level of contribution, and the accomplishment of specific project goals that were initiated throughout the plan year.

The Committee selected an earnings per share goal based on ongoing operations, as adjusted, for 2015. This meets the objectives of the plan, including:

•	aligns the interests of the plan participants and the shareholders with a corporate-wide component;

•	motivates employees and supports the corporate compensation philosophy;

•	provides an incentive reflective of core operating performance by adjusting for unique one-time events;

•	easily understood and communicated to ensure “buy-in” from the participants; and

•	meets the performance objectives of the plan, to achieve over time, an average payout equal to market competitive levels.

The Committee has defined earnings per share from ongoing operations, as adjusted, to be actual earnings per share adjusted for unrealized gains or losses on interest rate swaps, unique one-time non-budgeted events (similar to those items adjusted for when reporting non-GAAP earnings for external purposes), including oil and gas ceiling test impairments and financing transactions costs, and other items the Committee deems not reflective of ongoing operations and the value created for shareholders.

The Committee approved the goals for 2015 for the corporate officers as follows:

Threshold	Earnings Per Share from Ongoing Operations, as Adjusted	Payout % of Target
Minimum	$2.70	50%
Target	$3.00	100%
Maximum	$3.30	200%

On January 26, 2016, the Committee approved a payout of 92 percent of target under the 2015 Short-Term Incentive Plan based on the attainment of $2.95 earnings per share from ongoing operations, as adjusted, for incentive plan purposes. Earnings from ongoing operations, as adjusted, for incentive plan purposes were calculated by adjusting Earnings per share from continuing operations, as adjusted, of $2.98 per share, reported externally to our investors (and reconciled to GAAP Earnings per Share in Appendix A), for two special items, as shown below:

Earnings per share from continuing operations, as adjusted	$2.98
Adjustments for special items:
Remove benefit of lower depletion expense as a result of ceiling test impairments	(0.07)
Effect of November 23rd equity issuance for financing the Source Gas acquisition	0.04
Earnings per share from ongoing operations, as adjusted, for incentive plan purposes	$2.95

The Committee deemed the two above adjustments were appropriate. The non-cash oil and gas ceiling test impairments were excluded from earnings per share from continuing operations, as adjusted, therefore it was deemed appropriate to remove the benefit of the lower depletion expense as a result of the ceiling test impairments. The November 23rd equity issuances were necessary to provide financing for the SourceGas acquisition which closed in February 2016. Because this was a strategic acquisition for the Company,  not known at the time the 2015 budget was prepared and target goals set, and no SourceGas operations were included in 2015 earnings, it was deemed appropriate to add back the dilution impact of the equity issuances.  The net impact of the two adjustments was a decrease in the payout to executive officers.

The 2015 award, after applicable tax withholding, was distributed in the form of 50 percent stock and 50 percent cash to Mr. Kinzley. Messrs. Emery, Evans, Helmers and Myers had met their stock ownership guidelines and elected to receive their 2015 award in the form of 100 percent cash. Payouts for corporate officers under the Short-Term Incentive Plan have varied over the last five years, as shown below:

Plan Year	Payout % of Target
2015	92%
2014	182%
2013	160%
2012	184%
2011	66%

Actual awards made to each of our Named Executive Officers under the Short-Term Incentive Plans for 2015 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 31.

Long-Term Incentive. Long-term incentive compensation is comprised of grants made by the Committee under our 2005 Omnibus Incentive Plan for incentives granted prior to April 28, 2015, and our 2015 Omnibus Incentive Plan for incentives granted subsequent to April 28, 2015 (“Omnibus Incentive Plans”). Both plans were previously approved by our shareholders. Long-term incentive compensation is intended to:

•	promote corporate goals by linking the personal interests of participants to those of our shareholders;

•	provide participants with an incentive for excellence in individual performance;

•	promote teamwork among participants; and

•	motivate, retain, and attract the services of participants who make significant contributions to our success by allowing participants to share in such success.

The Committee oversees the administration of the Omnibus Incentive Plans with full power and authority to determine when and to whom awards will be granted, along with the type, amount and other terms and conditions of each award. The long-term incentive compensation component is currently composed of restricted stock (or restricted stock units if the executive elects to defer the compensation) and performance shares. The Committee chose these components because linking executive compensation to stock price appreciation and total shareholder return is an effective way to align the interests of management with those of our shareholders. The Committee selected total shareholder return as the performance goal for the performance shares because it believes executive pay under a long-term, capital accumulation program should mirror our performance in shareholder return as compared to our peer group of companies.

The value of long-term incentives awarded is based primarily on competitive market-based data presented by the compensation consultant to the Committee, the impact each position has on our shareholder return and internal pay relationships. The Committee approved the target long-term incentive compensation level for each officer in January 2015.

Long-term incentive compensation approved for 2015 for our Named Executive Officers is shown in the table below:

	Long-Term Incentive Value	Percentage of Base Salary
David R. Emery, CEO	$1,400,000	189%
Richard W. Kinzley, CFO	$250,000	76%
Linden R. Evans, COO - Utilities	$450,000	97%
Steven J. Helmers, Sr. V.P. - General Counsel	$280,000	79%
Robert A. Myers, Sr. V.P. - Human Resources	$225,000	68%

The variance in percentage of base salary for the long-term incentive value of our Named Executive Officers reflects our philosophy that certain officers should have more of their total compensation at risk because they hold positions that have a greater impact on our long-term results. Mr. Kinzley's long-term incentive as a percentage of base salary is lower than what is typically seen for a CFO due to his transitioning as a new CFO.

Restricted stock (or restricted stock units) is used to deliver 50 percent of the long-term incentive award amounts, with the remaining 50 percent delivered in the form of performance shares. The actual shares of restricted stock and performance shares granted in 2015 are reflected in the tables in the Restricted Stock and Restricted Stock Units and Performance Shares sections that follow.

Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units awarded as long-term incentives vest one-third each year over a three-year period, and automatically vest in their entirety upon death, disability or a change in control. Dividends are paid on the restricted stock and dividend equivalents accrue on restricted stock units. Unvested restricted stock or units are forfeited if an officer’s employment is terminated for any reason other than death, disability or in the event of a change in control. Corporate officers may elect to receive the award in the form of restricted stock, or to defer the payment under the Nonqualified Deferred Compensation Plan in the form of restricted stock units. The number of shares awarded in 2015 for each of our Named Executive Officers is shown below and is included in the Grants of Plan Based Awards in 2015 table under the heading “All Other Stock Awards: Number of Shares of Stock or Units” and “Grant Date Fair Value of Stock Awards” on page 33.

Shares of Restricted Stock Granted
David R. Emery, CEO	13,872
Richard W. Kinzley, CFO	2,477
Linden R. Evans, COO - Utilities	4,459
Steven J. Helmers. Sr. V.P. - General Counsel	2,774
Robert A. Myers, Sr. V.P. - Human Resources	2,229

Performance Shares. Participants are awarded a target number of performance shares based upon the value of the individual performance share component approved by the Committee, divided by the Beginning Stock Price. The Beginning Stock Price, as defined under the Performance Plan, is the average of the closing price of our common stock for the 20 trading days immediately preceding the beginning of the plan period. Entitlement to performance shares is based on our total shareholder return over designated performance periods, as measured against our peer group. In addition, in order for any performance shares to be awarded, the Ending Stock Price (20-day average) must be at least equal to 75 percent of the Beginning Stock Price. The final value of the performance shares is based upon the number of shares of common stock that are ultimately granted, based upon our performance in relation to the performance criteria.

The Committee, with the guidance of Willis Towers Watson, periodically conducts a review of the market competitiveness of our Performance Share Plan. A summary of the performance criteria for each performance period outstanding as of December 31, 2015 is summarized in the table below.

Percentile Ranking for Threshold Payout of 50% of Target Shares	Percentile Ranking for Threshold Payout of 100% of Target Shares	Percentile Ranking for Maximum Payout Level	Possible Payout Range of Target

30th percentile	50th percentile	85th percentile	0-200%

The performance awards and dividend equivalents, if earned, are paid in 50 percent cash and 50 percent common stock. All payroll deductions and applicable tax withholding related to the award are withheld from the cash portion. Performance share target grant values for new performance periods are approved in January of each year.

In 2015, with the guidance of Willis Towers Watson, we conducted a review of our peer group to ensure it consisted of appropriate companies to which we should be compared. The review resulted in our peer group going from 18 to 23 companies. The new peer group and the peer group for the January 1, 2015 to December 31, 2017 Performance Period is the same peer group identified on page 22 that we used for 2015 compensation decisions.

Our peer group for the January 1, 2013 to December 31, 2015 and January 1, 2014 to December 31, 2016 Performance Periods is comprised of the following companies:

Alliant Energy Corp	MDU Resources Group, Inc.	Portland General Electric Co.
ALLETE Inc.	National Fuel Gas Co.	Questar Corp.
Avista Corp	NorthWestern Corporation	Southwest Gas Corp.
CH Energy Group Inc.	NV Energy, Inc.	UIL Holdings Corp.
Cleco Corporation	OGE Energy Corp.	UniSource Energy Corp.
Great Plains Energy Incorporated	Piedmont Natural Gas	Vectren Corporation
IDACORP, Inc.	PNM Resources, Inc.	Westar Energy Inc.

(Cleco Corporation, Piedmont Natural Gas, Questar Corp. and UIL Holdings Corp. have announced plans to be acquired by other companies. Upon closing of each acquisition, the respective company will be removed from our peer group for incentive plan purposes.)

Each performance share period extends for three years. For the recently completed performance period, January 1, 2013 to December 31, 2015, our total shareholder return was 34 percent, which ranked below the threshold 30th percentile of our peer group, resulting in no payout.

Payouts under the Performance Share Plan have varied over the last five years, as shown below:

Performance Period	Payout % of Target
January 1, 2013 to December 31, 2015	0%
January 1, 2012 to December 31, 2014	200%
January 1, 2011 to December 31, 2013	175%
January 1, 2010 to December 31, 2012	171%
January 1, 2009 to December 31, 2011	0%

Target shares for each of our Named Executive Officers for the outstanding performance periods are as follows:

	January 1, 2014 to December 31, 2016 Performance Period	January 1, 2015 to December 31, 2017 Performance Period
David R. Emery, CEO	12,648	13,205
Richard W. Kinzley, CFO	1,703	2,358
Linden R. Evans, COO - Utilities	3,940	4,244
Steven J. Helmers. Sr. V.P. - General Counsel	2,676	2,641
Robert A. Myers, Sr. V.P. - Human Resources	2,189	2,122

Actual payouts, if any, will be determined based upon our total shareholder return for the plan period in comparison to our peer group.

Performance Evaluation

Role of Executive Officers in Compensation Decisions. The CEO annually reviews the performance of each of our executive officers. Based upon these performance reviews, market analysis conducted by compensation consultants and discussions with our Sr. V.P. - Human Resources, the CEO recommends the compensation for this group of officers to the Committee.

Role of the Committee and Board in Setting Executive Compensation. The Committee reviews and establishes the Company’s financial targets and the CEO’s goals and objectives for the year. After the end of each year, the Committee evaluates the CEO’s performance in light of established goals and objectives, with input from the other independent directors. Based upon the Committee’s evaluation and recommendation, the independent directors of the Board set the CEO’s annual compensation, including salary, short-term incentive, long-term incentive and equity compensation.

The Committee reviews the CEO’s recommended compensation levels for our senior officers. The Committee may approve the CEO’s compensation recommendations for this group of officers or exercise its discretion in modifying any of the recommended compensation and award levels in its review and approval process. The Committee is required to approve all decisions regarding equity awards to our officers.

Stock Ownership Guidelines

The Committee has implemented stock ownership guidelines that apply to all officers based upon their level of responsibility. We believe it is important for our officers to hold a significant amount of our common stock to further align their performance with the interest of our shareholders. A “retention ratio” approach to stock ownership is incorporated into the guidelines. Officers are required to retain 100 percent of all shares owned, including shares awarded through our incentive plans (net of share withholding for taxes and, in the case of cashless stock option exercises, net of the exercise price and withholding for taxes) until specific ownership goals are achieved. Ownership guidelines are denominated in share amounts that approximate a multiple of base salary.

The ownership guidelines and current stock ownership of our Named Executive Officers as of March 1, 2016, are shown below:

Officer Level	Ownership Guideline (# of Shares)	Actual Ownership (# of Shares)	Years in Position
David R. Emery, CEO	90,000	200,510	12
Richard W. Kinzley, CFO	40,000	33,614	1
Linden R. Evans, COO - Utilities	40,000	93,784	11
Steven J. Helmers. Sr. V.P. - General Counsel	25,000	61,485	15
Robert A. Myers, Sr. V.P. - Human Resources	25,000	33,758	7

2015 Benefits

Retirement Benefits. We maintain a variety of employee benefit plans and programs in which our executive officers may participate. We believe it is important to provide post-employment benefits to our executive officers and the benefits we provide approximate retirement benefits paid by other employers to executives in similar positions. The Committee periodically reviews the benefits provided, with assistance from its compensation consultant, to maintain a market-based benefits package. None of our Named Executive Officers received any pension benefit payments in 2015.

Effective January 1, 2010, we adopted a defined contribution plan design as our primary retirement plan and amended our Defined Benefit Pension Plan (“Pension Plan”) for all eligible employees to incorporate a partial freeze in which the accrual of benefits ceased for certain participants while other participants were allowed an election to continue to accrue benefits. Mr. Emery is our only Named Executive Officer who met the age and service requirement allowing him to continue to accrue benefits under the Pension Plan. Employees whom no longer accrue benefits under the Pension Plan now receive Company Retirement Contributions (“Retirement Contributions”) in the Retirement Savings Plan. The Retirement Contributions are an age and service points-based calculation.

The 401(k) Retirement Savings Plan is offered to all our eligible employees and we provide matching contributions for certain eligible participants. All of our Named Executive Officers are participants in the 401(k) Retirement Savings Plan and received matching contributions in 2015. The matching contributions and the Retirement Contributions are included as “All Other Compensation” in the Summary Compensation Table on page 31.

We also provide Nonqualified Plans to certain officers because of Internal Revenue Code limitations imposed on the qualified plans. The level of retirement benefits provided by the Pension Plan and Nonqualified Plans for each of our Named Executive Officers is reflected in the Pension Benefits for 2015 table on page 36. Our contributions to the Nonqualified Deferred Compensation Plan are included in the All Other Compensation column of the Summary Compensation Table on page 31 and the aggregate Nonqualified Deferred Compensation balance at December 31, 2015 is reported in the Nonqualified Deferred Compensation for 2015 table on page 39. These retirement benefits are explained in more detail in the accompanying narrative to the tables.

Other Personal Benefits. We provide the personal use of a Company vehicle and limited reimbursement of financial planning services as benefits to our executive officers. The specific amount attributable to these benefits in 2015 is disclosed in the Summary Compensation Table on page 31. The Committee periodically reviews the other personal benefits provided to our executive officers and believes the current benefits are reasonable and consistent with our overall compensation program.

Change in Control Payments

Our Named Executive Officers may also receive severance benefits in the event of a change in control. We have no employment agreements with our Named Executive Officers. However, change in control agreements are common among our peer group and the Committee and our Board of Directors believe providing these agreements to our corporate officers protects our shareholder interests in the event of a change in control by helping assure management focus and continuity. Our change in control agreements have expiration dates and our Board of Directors conducts a thorough review of the change in control agreements at each renewal period. Our current change in control agreements expire November 15, 2016. In general, our change in control agreements provide a severance payment of up to 2.99 times average compensation for our CEO, and up to two times average compensation for the other Named Executive Officers. The change in control agreements do not provide for excise tax gross-ups and contain a “double trigger,” providing benefits in association with:

(1)	a change in control, and
(2)	(i)	a termination of employment other than by death, disability or by us for cause, or
	(ii)	a termination by the employee for good reason.

See the Potential Payments upon Termination or Change in Control table on page 41 and the accompanying narrative for more information regarding our change in control agreements and estimated payments associated with a change in control.

Tax and Accounting Implications

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the tax deductibility by a corporation of compensation in excess of $1 million paid to certain of its officers. Compensation which qualifies as “performance-based” is excluded from the $1 million limit, if, among other requirements, the compensation is payable only upon attainment of pre-

established, objective performance goals under a plan approved by the corporation’s shareholders. Our 2015 Omnibus Incentive Plan is structured so that short-term and long-term, cash and equity awards granted under the plans may qualify as performance based compensation. The Compensation Committee generally manages a large share of our incentive compensation for our Named Executive Officers to qualify for the “performance-based” exemption. However, the Compensation Committee has the discretion to design and use compensation elements and awards that may not be deductible under Section 162(m) if it determines those elements are in line with competitive practice, our compensation philosophy, and our best interests.

Clawback Policy

We have a policy that if an accounting restatement occurs after incentive payments have been made, due to the results of misconduct associated with financial reporting, the Committee will seek repayment of the incentive compensation from our CEO and CFO, and the Committee has the discretion to request repayment of incentive compensation from our other officers, taking into consideration the individual roles and responsibilities prompting the restatement.

In addition, our award agreements for restricted stock and target performance shares include clawback provisions whereby the participant may be required to repay all income or gains previously realized in respect of such awards if his or her employment is terminated for cause, or if, within one year following termination of employment, the Board determines that the participant engaged in conduct prior to his or her termination that would have constituted the basis for a termination of employment for cause.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Michael H. Madison, Chair
Jack W. Eugster
Linda K. Massman
Rebecca B. Roberts
Thomas J. Zeller

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation paid or earned by each of our Named Executive Officers for the years ended December 31, 2015, 2014 and 2013. We have no employment agreements with our Named Executive Officers.

Name and Principal Position	Year	Salary	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation(5)	Total
David R. Emery	2015	$738,333	$1,425,200	$613,241	$1,283,749	$70,979	$4,131,502
Chairman, President and Chief Executive Officer	2014	$715,500	$1,347,931	$1,177,092	$2,782,449	$63,661	$6,086,633
	2013	$689,650	$1,037,511	$996,155	$—	$64,294	$2,787,610
Richard W. Kinzley(1)	2015	$326,241	$254,490	$151,520	$—	$160,404	$892,655
Sr. Vice President and Chief Financial Officer

Linden R. Evans	2015	$462,833	$458,081	$277,556	$—	$356,843	$1,555,313
Chief Operating Officer – Utilities	2014	$448,500	$419,911	$533,688	$113,452	$305,840	$1,821,391
	2013	$428,481	$399,050	$446,992	$—	$308,013	$1,582,536
Steven J. Helmers	2015	$351,500	$285,020	$146,698	$176,119	$139,826	$1,099,163
Sr. Vice President – General Counsel	2014	$331,333	$285,178	$272,775	$404,197	$121,391	$1,414,874
	2013	$316,300	$269,349	$228,444	$—	$112,303	$926,396
Robert A. Myers	2015	$328,833	$229,015	$136,368	$—	$175,427	$869,643
Sr. Vice President – Human Resources	2014	$321,500	$233,278	$234,764	$—	$195,545	$985,087
	2013	$312,219	$219,468	$200,442	$—	$192,092	$924,221

(1)	Mr. Kinzley was named Sr. Vice President and Chief Financial Officer effective January 1, 2015.

(2)
Stock Awards represent the grant date fair value related to restricted stock and performance shares that have been granted as a component of long-term incentive compensation. The grant date fair value is computed in accordance with the provisions of accounting standards for stock compensation. Assumptions used in the calculation of these amounts are included in Note 12 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

(3)
Non-Equity Incentive Plan Compensation represents amounts earned under the Short-Term Incentive Plan. The Compensation Committee approved the payout of the 2015 awards at its January 26, 2016 meeting, and the awards were paid on February 26, 2016.

(4)
Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the net positive increase in actuarial value of the Pension Plan, Pension Restoration Benefit (“PRB”) and Pension Equalization Plans (“PEP”) for the respective years. These benefits have been valued using the assumptions disclosed in Note 18 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015. Because these assumptions sometimes change between measurement dates, the change in value reflects not only the change in value due to additional benefits earned during the period and the passage of time but also reflects the change in value caused by changes in the underlying actuarial assumptions. This has created much volatility in the last three years with a large increase in values in 2014 and negative values for Messrs. Kinzley and Evans in 2015 and all Named Executive Officers in 2013. The large change in pension value for 2014 was due to implementation of new mortality tables and the change in discount rates used to calculate the present value of these benefits. A value of zero is shown in the Summary Compensation Table for certain officers in 2015 and 2013 because the SEC does not allow a negative number to be disclosed in the table.

The Pension Plan and PRB were frozen effective January 1, 2010 for participants who did not satisfy the age 45 and 10 years of service eligibility. Messrs. Kinzley, Evans and Helmers did not meet the eligibility choice criteria and their

Defined Pension and PRB benefits were frozen. Mr. Myers did not meet the one-year service requirement prior to the freeze date and, therefore, was never a participant in the Pension Plan.

The PEP is offered through the Grandfathered Pension Equalization Plan (“Grandfathered PEP”) and 2005 Pension Equalization Plan (“2005 PEP”). Messrs. Emery and Helmers are participants in the Grandfathered PEP and 2005 PEP. Messrs. Kinzley, Evans and Myers are not participants in these plans; instead they receive employer contributions into a Nonqualified Deferred Compensation Plan (“NQDC”). The NQDC employer contributions are reported in the All Other Compensation column.

No Named Executive Officer received preferential or above-market earnings on nonqualified deferred compensation. The value attributed to each Named Executive Officer from each plan is shown in the table below.

	Year	Defined Benefit Plan	PRB	PEP	Total Change in Pension Value
David R. Emery	2015	$8,648	$811,077	$464,024	$1,283,749
	2014	$256,170	$1,682,510	$843,769	$2,782,449
	2013	($24,853)	($21,796)	($78,744)	($125,393)
Richard W. Kinzley	2015	($10,498)	($551)	$—	($11,049)
Linden R. Evans	2015	($8,842)	($5,919)	$—	($14,761)
	2014	$62,876	$50,576	$—	$113,452
	2013	($16,974)	($15,230)	$—	($32,204)
Steven J. Helmers	2015	($5,438)	($2,558)	$184,115	$176,119
	2014	$70,271	$43,744	$290,182	$404,197
	2013	($13,452)	($9,599)	$17,301	($5,750)
Robert A. Myers	2015	$—	$—	$—	$—
	2014	$—	$—	$—	$—
	2013	$—	$—	$—	$—

(5)
All Other Compensation includes amounts allocated under the 401(k) match, defined contributions, NQDC contributions, dividends received on restricted stock and unvested restricted stock units and other personal benefits. Other Personal Benefits column reflects the personal use of a Company vehicle and financial planning services.

	Year	401(k) Match	Defined Contribution	NQDC Contribution	Dividends on Restricted Stock/Units	Other Personal Benefits	Total Other Compensation
David R. Emery	2015	$15,900	$—	$—	$42,357	$12,722	$70,979
Richard W. Kinzley	2015	$15,900	$15,900	$114,226	$6,924	$7,454	$160,404
Linden R. Evans	2015	$15,900	$13,100	$286,980	$30,062	$10,801	$356,843
Steven J. Helmers	2015	$15,900	$13,100	$93,872	$9,035	$7,919	$139,826
Robert A. Myers	2015	$14,579	$14,421	$124,319	$7,321	$14,787	$175,427

GRANTS OF PLAN BASED AWARDS IN 2015(1)

Name	Grant Date	Date of Comp-ensation Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	Grant Date Fair Value of Stock Awards(5) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold(#)	Target (#)	Maximum (#)
David R. Emery			$333,900	$667,800	$1,335,600
	1/27/15	1/27/15				6,603	13,205	26,410		$725,219
	2/4/15	1/27/15							13,872	$699,981
Richard W. Kinzley			$82,500	$165,000	$330,000
	1/27/15	1/27/15				1,179	2,358	4,716		$129,501
	2/4/15	1/27/15							2,477	$124,989
Linden R. Evans			$151,125	$302,250	$604,500
	1/27/15	1/27/15				2,122	4,244	8,488		$233,080
	2/4/15	1/27/15							4,459	$225,001
Steven J. Helmers			$79,875	$159,750	$319,500
	1/27/15	1/27/15				1,321	2,641	5,282		$145,044
	2/4/15	1/27/15							2,774	$139,976
Robert A. Myers			$74,250	$148,500	$297,000
	1/27/15	1/27/15				1,061	2,122	4,244		$116,540
	2/4/15	1/27/15							2,229	$112,475

(1)	No stock options were granted to our Named Executive Officers in 2015.

(2)
The columns under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” show the range of payouts for 2015 performance under our Short-Term Incentive Plan as described in the Compensation Discussion and Analysis under the section titled “Short-Term Incentive” on page 23. If the performance criteria are met, payouts can range from 50 percent of target at the threshold level to 200 percent of target at the maximum level. The 2016 bonus payment for 2015 performance has been made based on achieving the criteria described in the Compensation Discussion and Analysis, at 92 percent of target, and is shown in the Summary Compensation Table on page 31 in the column titled “Non-Equity Incentive Plan Compensation.”

(3)
The columns under “Estimated Future Payouts Under Equity Incentive Plan Awards” show the range of payouts (in shares of stock) for the January 1, 2015 to December 31, 2017 performance period as described in the Compensation Discussion and Analysis under the section titled “Long-Term Incentive – Performance Shares” on page 26. If the performance criteria are met, payouts can range from 50 percent of target to 200 percent of target. If a participant retires, suffers a disability or dies during the performance period, the participant or the participant’s estate is entitled to that portion of the number of performance shares as such participant would have been entitled to had he or she remained employed, prorated for the number of months served. Performance shares are forfeited if employment is terminated for any other reason. During the performance period, dividends and other distributions paid with respect to the shares of common stock accrue for the benefit of the participant and are paid out at the end of the performance period.

(4)
The column “All Other Stock Awards” reflects the number of shares of restricted stock granted on February 4, 2015 under our 2005 Omnibus Incentive Plan. The restricted stock vests one-third each year over a three-year period, and automatically vests upon death, disability or a change in control. Unvested restricted stock is forfeited if employment is terminated for any other reason. Dividends are paid on the restricted stock and the dividends that were paid in 2015 are included in the column titled “All Other Compensation” in the Summary Compensation Table on page 31.

(5)
The column “Grant Date Fair Value of Stock Awards” reflects the grant date fair value of each equity award computed in accordance with the provisions of accounting standards for stock compensation. The grant date fair value for the performance shares was $54.92 per share and was calculated using a Monte Carlo simulation model. Assumptions used in the calculation are included in Note 12 of the Notes to the Consolidated Financial Statements in our Annual Report on

Form 10-K for the year ended December 31, 2015. The grant date fair value for the restricted stock was $50.46 per share for the February 4, 2015 grant, which was the market value of our common stock on the date of grant as reported on the NYSE.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2015(1)

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David R. Emery	26,146	$1,213,959	12,927	$600,177
Richard W. Kinzley	4,274	$198,442	2,031	$94,276
Linden R. Evans	18,557	$861,602	4,092	$189,992
Steven J. Helmers	5,577	$258,940	2,659	$123,434
Robert A. Myers	4,519	$209,817	2,156	$100,080

(1)	There were no stock options outstanding at December 31, 2015 for our Named Executive Officers.

(2)
Vesting dates for restricted stock and performance shares are shown in the table below. The performance shares shown with a vesting date of December 31, 2015, would normally be the actual equivalent shares, including dividend equivalents, earned for the performance period ended December 31, 2015, however because our total shareholder return was 34 percent, which ranked below the threshold 30th percentile of our peer group, there was no payout. The performance shares with a vesting date of December 31, 2016 and a vesting date of December 31, 2017 are shown at the threshold level, based upon the performance as of December 31, 2015.

Name	Unvested Restricted Stock		Unvested and Unearned Performance Shares
	# of Shares	Vesting Date	# of Shares	Vesting Date
David R. Emery	4,292	02/04/16	—	12/31/15
	4,624	02/04/16	6,324	12/31/16
	3,991	02/10/16	6,603	12/31/17
	4,624	02/04/17
	3,991	02/10/17
	4,624	02/04/18
Richard W. Kinzley	722	02/04/16	—	12/31/15
	825	02/04/16	852	12/31/16
	537	02/10/16	1,179	12/31/17
	826	02/04/17
	538	02/10/17
	826	02/04/18
Linden R. Evans	1,651	02/04/16	—	12/31/15
	1,486	02/04/16	1,970	12/31/16
	1,243	02/10/16	2,122	12/31/17
	1,486	02/04/17
	9,960	02/06/17
	1,244	02/10/17
	1,487	02/04/18
Steven J. Helmers	1,114	02/04/16	—	12/31/15
	924	02/04/16	1,338	12/31/16
	844	02/10/16	1,321	12/31/17
	925	02/04/17
	845	02/10/17
	925	02/04/18
Robert A. Myers	908	02/04/16	—	12/31/15
	743	02/04/16	1,095	12/31/16
	691	02/10/16	1,061	12/31/17
	743	02/04/17
	691	02/10/17
	743	02/04/18

OPTION EXERCISES AND STOCK VESTED DURING 2015(1)

Name	Stock Awards(2)
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David R. Emery	41,236	$2,154,026
Richard W. Kinzley	9,272	$482,106
Linden R. Evans	17,958	$939,545
Steven J. Helmers	12,127	$634,433
Robert A. Myers	9,882	$517,062

(1)	There were no stock options exercised during 2015.

(2)
Reflects restricted stock that vested in 2015 and performance shares for the 2012-2014 performance period. The performance share payout was approved by the Compensation Committee on January 27, 2015 and paid out in February 2015.

PENSION BENEFITS FOR 2015

We made major retirement plan design changes effective January 1, 2010. We adopted a defined contribution plan design as our primary retirement plan and amended our Pension Plan and Nonqualified Pension Plans for all eligible employees to incorporate a partial freeze in which the accrual of benefits ceased for certain participants while other participants were allowed an election to continue to accrue benefits. Employees eligible to elect continued participation were those employees who were at least 45 years old and had at least 10 years of eligible service with us as of January 1, 2010. Mr. Emery is our only Named Executive Officer who met the age and service requirement and continues to accrue benefits under the Pension Plan and the Pension Restoration Plan. Benefits under the Pension Plan and Pension Restoration Plan were frozen for Messrs. Kinzley, Evans and Helmers. Mr. Myers did not meet the one-year service requirement prior to the freeze date and, therefore, was never a participant in the Pension Plan. In addition, Messrs. Emery and Helmers receive supplemental pension benefits under the Grandfathered Pension Equalization Plan, which was frozen effective December 31, 2004, and the 2005 Pension Equalization Plan. None of our Named Executive Officers received any pension benefit payments during the fiscal year ended December 31, 2015.

The present value accumulated by each Named Executive Officer from each plan is shown in the table below:

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)
David R. Emery	Pension Plan	26.33	$828,269
	Pension Restoration Benefit	26.33	$4,753,894
	Grandfathered Pension Equalization Plan	20.00	$685,067
	2005 Pension Equalization Plan	20.00	$2,720,559
Richard W. Kinzley	Pension Plan	10.50	$192,198
	Pension Restoration Benefit	10.50	$11,961
Linden R. Evans	Pension Plan	8.58	$220,131
	Pension Restoration Benefit	8.58	$177,993
Steven J. Helmers	Pension Plan	8.92	$297,944
	Pension Restoration Benefit	8.92	$186,008
	Grandfathered Pension Equalization Plan	13.00	$179,058
	2005 Pension Equalization Plan	13.00	$1,365,807
Robert A. Myers	No Benefits

(1)
The number of years of credited service represents the number of years used in determining the benefit for each plan. The Pension Equalization Plans are not directly tied to service but rather the number of years of participation in the plan.

(2)
The present value of accumulated benefits was calculated assuming the participants will work until retirement, benefits commence at age 62 and using the discount rate, mortality rate and assumed payment form assumptions consistent with those disclosed in Note 18 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

Defined Benefit Pension Plan

Our Pension Plan is a qualified pension plan in which all of our Named Executive Officers except Mr. Myers are included. As discussed above, effective January 1, 2010, we amended our Pension Plan to incorporate a partial freeze in which the accrual of benefits ceased for certain participants while other participants were allowed an election to continue to accrue benefits. Mr. Emery was the only Named Executive Officer who met the age and service requirement and elected to continue with the existing plan.

The Pension Plan provides benefits at retirement based on length of employment service and average compensation levels during the highest five consecutive years of the last ten years of service. For purposes of the benefit calculation, earnings include wages and other cash compensation received from us, including any bonus, commission, unused paid time off or incentive compensation. It also includes any elective before-tax contributions made by the employee to a Company sponsored cafeteria plan or 401(k) plan. However, it does not include any expense reimbursements, taxable fringe benefits, moving expenses or moving/relocation allowances, nonqualified deferred compensation, non-cash incentives, stock options and any payments of long-term incentive compensation such as restricted stock or payments under performance share plans. The Internal Revenue Code places maximum limitations on the amount of compensation that may be recognized when determining benefits of qualified pension plans. In 2015, the maximum amount of compensation that could be recognized when determining compensation was $265,000 (called “covered compensation”). Our employees do not contribute to the plan. The amount of the annual contribution by us to the plan is based on an actuarial determination.

The benefit formula for the Named Executive Officers in the Plan is the sum of (a) and (b) below.

(a)	Credited Service after January 31, 2000

0.9% of average earnings (up to covered compensation), multiplied by credited service after January 31, 2000 minus the number of years of credited service before January 31, 2000	Plus	1.3% of average earnings in excess of covered compensation, multiplied by credited service after January 31, 2000 minus the number of years of credited service before January 31, 2000

Plus

(b)	Credited Service before January 31, 2000

1.2% of average earnings (up to covered compensation), multiplied by credited service before January 31, 2000	Plus	1.6% of average earnings in excess of covered compensation, multiplied by credited service before January 31, 2000

Pension benefits are not reduced for social security benefits. The Internal Revenue Code places maximum limitations on annual benefit amounts that can be paid under qualified pension plans. In 2015, the maximum benefit payable under qualified pension plans was $210,000. Accrued benefits become 100 percent vested after an employee completes five years of service. None of our Named Executive Officers has been credited with extra years of credited service under the plan.

Normal retirement is defined as age 65 under the plan. However, a participant may retire and begin taking unreduced benefits at age 62 with five years of service. Participants who have completed at least five years of credited service can retire and receive defined benefit pension benefits as early as age 55. However, the retirement benefit will be reduced by five percent for each year of retirement before age 62. For example, a participant with at least five years of credited service may retire at age 55 and receive a pension benefit equal to 65 percent of the normal retirement benefit. Mr. Helmers is currently age 59 and is entitled to early retirement benefits under this provision.

A participant who has left employment with us prior to reaching his or her earliest retirement date but who was vested in retirement benefits under the Pension Plan may begin receiving the full value of his or her vested benefit at age 65 or can receive a reduced benefit as early as age 55 if he or she has at least five years of credited service when he or she leaves employment with us. The benefit will be reduced by five percent for each year he or she begins receiving benefits prior to age 65. For example, a participant who leaves employment with us before reaching age 55 with at least five years of credited service may begin receiving benefits at age 55 equal to 50 percent of the normal retirement benefit and may begin receiving retirement benefits at age 65 on an unreduced basis.

If a participant is single, the benefit is paid as a life annuity. If a participant is married, the benefit is paid as a joint and 50 percent survivor annuity unless an optional form of payment is chosen.

Pension Equalization Plans and Pension Restoration Benefit

We also have a Grandfathered Pension Equalization Plan, a 2005 Pension Equalization Plan and a Pension Restoration Benefit. These are nonqualified supplemental plans, in which benefits are not tax deductible until paid. The plans are designed to provide the higher paid executive employee a retirement benefit which, when added to social security benefits and the pension to be received under the Pension Plan, will approximate retirement benefits being paid by other employers to their employees in similar executive positions. The employee’s pension from the qualified pension plan is limited by the Internal Revenue Code. The 2015 pension limit was set at $210,000 annually and the compensation taken into account in determining contributions and benefits could not exceed $265,000 and could not include nonqualified deferred compensation. The amount of deferred compensation paid under nonqualified plans is not subject to these limits.

As a result of the change in the Pension Plan effective January 1, 2010, the benefits for certain officers (including Messrs. Kinzley, Evans, Helmers and Myers) under the Nonqualified Pension Plans were significantly reduced because the nonqualified benefit calculations were linked to the benefits earned in the Pension Plan. As a result, effective January 1, 2010, the Compensation Committee amended the Nonqualified Deferred Compensation Plan to provide non-elective nonqualified restoration benefits to those affected officers who were not eligible to continue accruing benefits under the Pension Plan and Nonqualified Pension Plans.

Grandfathered Pension Equalization Plan and 2005 Pension Equalization Plan. The Grandfathered Pension Equalization Plan provides the pension equalization benefits to each participant who had earned and vested benefits before January 1, 2005, and is not subject to the provisions of Section 409A of the Internal Revenue Code. The 2005 Pension Equalization Plan provides the pension equalization benefits to each participant that were earned and vested on or after January 1, 2005, and is subject to the provisions of Section 409A.

These plans have been frozen to new participants since 2002. A participant under the Grandfathered and 2005 Pension Equalization Plans does not qualify for benefits until the benefits become vested under a defined vesting schedule. A participant is fully vested after eight years of employment under the plan. Messrs. Emery and Helmers are fully vested participants in the Grandfathered and 2005 Pension Equalization Plans. Messrs. Kinzley, Evans and Myers are not participants in these plans.

The annual benefit is 25 percent of the employee’s average earnings, if salary was less than two times the Social Security Wage Base, or 30 percent, if salary was more than two times the Social Security Wage Base, multiplied by the vesting percentage. Average earnings are normally an employee’s average earnings for the five highest consecutive full years of employment during the ten full years of employment immediately preceding the year of calculation. The annual benefit is paid on a monthly basis for 15 years to each participating employee and, if deceased, to the employee’s designated beneficiary or estate, commencing at the earliest of death or when the employee is both retired and 62 years of age or more. A participant with vested benefits who is 55 years of age or older and who is no longer our employee may elect to be paid benefits beginning at age 55 or older, subject to a discount of such benefits according to the following schedule.

Age at Start of Payments	% of Benefit Payable	Age at Start of Payments	% of Benefit Payable
61	93.0%	57	69.7%
60	86.5%	56	64.8%
59	80.5%	55	60.3%
58	74.9%

Pension Restoration Benefit. In the event that at the time of a participant’s retirement, the participant’s salary level exceeds the qualified pension plan annual compensation limitation ($265,000 in 2015) or includes nonqualified deferred compensation, then the participant will receive an additional benefit, called a “Pension Restoration Benefit,” which is measured by the difference between (i) the monthly benefit which would have been provided to the participant under the Pension Plan as if there were no annual compensation limitation and no exclusion on nonqualified deferred compensation, and (ii) the monthly benefit to be provided to the participant under the Pension Plan. The Pension Restoration Benefit applies to all of the Named Executive Officers that have a Pension Benefit.

NONQUALIFIED DEFERRED COMPENSATION FOR 2015

We have a Nonqualified Deferred Compensation Plan for a select group of management or highly compensated employees. Eligibility to participate in the plan is determined by the Compensation Committee and primarily consists of only corporate officers.

A summary of the activity in the plan and the aggregate balance as of December 31, 2015 for our Named Executive Officers is shown in the following table. Our Named Executive Officers received no withdrawals or distributions from the plan in 2015.

Name	Executive Contributions(1)	Company Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Balance at Last Fiscal Year End(4)
David R. Emery	$—	$—	$—	$—
Richard W. Kinzley	$—	$114,226	($343)	$535,375
Linden R. Evans	$—	$286,980	($3,547)	$1,367,184
Steven J. Helmers	$—	$93,873	($1,037)	$417,882
Robert A. Myers	$117,382	$124,319	($4,537)	$1,121,864

(1)	Mr. Myers' contributions of $117,382 are included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for 2014 earnings.

(2)
Our contributions represent non-elective Supplemental Matching and Retirement Contributions and Supplemental Target Contributions (defined in the paragraph below) and are included in the All Other Compensation column of the Summary Compensation Table. The value attributed from each contribution type to each Named Executive Officer in 2015 is shown in the table below:

Name	Supplemental Matching Contribution	Supplemental Retirement Contribution	Supplemental Target Contribution	Total Company Contributions
David R. Emery	$—	$—	$—	$—
Richard W. Kinzley	$13,800	$13,800	$86,626	$114,226
Linden R. Evans	$43,871	$43,871	$199,238	$286,980
Steven J. Helmers	$21,521	$28,694	$43,657	$93,872
Robert A. Myers	$10,863	$10,863	$102,593	$124,319

(3)
Because amounts included in this column do not include above-market or preferential earnings, none of these amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(4)
Messrs. Kinzley’s, Evans’, Helmers’ and Myers’ aggregate balances at December 31, 2015 include $114,226, $778,265, $240,936 and $610,331, respectively, which are included in the Summary Compensation Table as 2015, 2014 and 2013 compensation.

Eligible employees may elect to defer up to 50 percent of their base salary and up to 100 percent of their Short-Term Incentive Plan award, including Company stock, and elect to defer restricted stock grants in the form of restricted stock units. In addition, the Nonqualified Deferred Compensation Plan was amended effective January 1, 2010 to provide certain officers whose Pension Plan benefit and Nonqualified Pension Plans’ benefits were frozen effective January 1, 2010, with non-elective supplemental matching contributions equal to 6 percent of eligible compensation in excess of the Internal Revenue Code limit plus matching contributions, if any, lost under the 401(k) Retirement Savings Plan due to nondiscrimination test results and provides non-elective supplemental age and service points-based contributions that cannot be made to the 401(k) Retirement Savings Plan due to the Internal Revenue Code limit (“Supplemental Matching and Retirement Contributions”). It also provides supplemental target contributions equal to a percentage of compensation that may differ by executive, based on the executive’s current age and length of service with us, as determined by the plans’ actuary (“Supplemental Target Contributions”). Messrs. Kinzley, Evans, Helmers and Myers received Supplemental Target Contributions of 17.5 percent, 20.0 percent, 7.0 percent and 23.0 percent, respectively.

The deferrals are deposited into hypothetical investment accounts where the participants may direct the investment of the deferrals (except for Company stock and restricted stock unit deferrals) as allowed by the plan. The investment options are the same as those offered to all employees in the 401(k) Retirement Savings Plan except for a fixed rate option, which was set at 3.24 percent in 2015. Investment earnings are credited to the participants’ accounts. Upon retirement, we will distribute the account balance to the participant according to the distribution election filed with the Compensation Committee. The participants may elect either a lump sum payment to be paid within 30 days of retirement (requires a six-month deferral for benefits not vested as of December 31, 2004), or annual or monthly installments over a period of years designated by the participant, but not to exceed 15 years. As of January 1, 2016, Messrs. Kinzley, Evans, Helmers and Myers are 100 percent vested in the plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which our Named Executive Officers would be entitled upon termination of employment. Except for (i) certain terminations following a change in control (“CIC”) of us, as described below, (ii) pro-rata payout of incentive compensation and the acceleration of vesting of equity awards upon retirement, death or disability, and (iii) certain pension and nonqualified deferred compensation arrangements described under Pension Benefits for 2015 and Nonqualified Deferred Compensation for 2015 above, there are no agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites, or other enhanced benefits upon termination of their employment. Any agreements to provide other payments or benefits to a terminating executive officer would be in the discretion of the Compensation Committee.

The amounts shown below assume that such termination was effective as of December 31, 2015, and thus include estimates of the amounts that would be paid out to our Named Executive Officers upon their termination. The table does not include amounts such as base salary, short-term incentives and stock awards that the Named Executive Officers earned due to employment through December 31, 2015 and distributions of vested benefits such as those described under Pension Benefits for 2015 and Nonqualified Deferred Compensation for 2015. The table also does not include a value for outplacement services because this would be a de minimis amount. The actual amounts to be paid can only be determined at the time of such Named Executive Officer’s separation from us.

		Cash Severance Payment	Incremental Retirement Benefit (present value)(2)	Continuation of Medical/ Welfare Benefits (present value)(3)	Acceleration of Equity Awards(4)	Total Benefits
David R. Emery
•	Retirement	—	—	—	$81,742	$81,742
•	Death or disability	—	—	—	$1,295,700	$1,295,700
•	Involuntary termination	—	—	—	—	—
•	CIC	—	—	—	$1,213,959	$1,213,959
•	Involuntary or good reason termination after CIC(1)	$4,215,302	$1,130,000	$114,900	$1,213,959	$6,674,161
Richard W. Kinzley
•	Retirement	—	—	—	$13,366	$13,366
•	Death or disability	—	—	—	$211,808	$211,808
•	Involuntary termination	—	—	—	—	—
•	CIC	—	—	—	$198,442	$198,442
•	Involuntary or good reason termination after CIC(1)	$990,000	$292,050	$124,300	$198,442	$1,604,792
Linden R. Evans
•	Retirement	—	—	—	$25,994	$25,994
•	Death or disability	—	—	—	$887,596	$887,596
•	Involuntary termination	—	—	—	—	—
•	CIC	—	—	—	$861,602	$861,602
•	Involuntary or good reason termination after CIC(1)	$1,534,500	$491,040	$66,400	$861,602	$2,953,542
Steven J. Helmers
•	Retirement	—	—	—	$16,673	$16,673
•	Death or disability	—	—	—	$275,613	$275,613
•	Involuntary termination	—	—	—	—	—
•	CIC	—	—	—	$258,940	$258,940
•	Involuntary or good reason termination after CIC(1)	$1,029,500	$305,695	$31,100	$258,940	$1,625,235
Robert A. Myers
•	Retirement	—	—	—	$13,482	$13,482
•	Death or disability	—	—	—	$223,300	$223,300
•	Involuntary termination	—	—	—	—	—
•	CIC	—	—	—	$209,817	$209,817
•	Involuntary or good reason termination after CIC(1)	$957,000	$334,950	$33,400	$209,817	$1,531,167

(1)
The amounts reflected for involuntary or good reason termination after a change in control include the benefits a Named Executive Officer would receive in the event of a change in control as a sole event without the involuntary or good reason termination.

(2)
Assumes that in the event of a change in control, Mr. Emery will receive an additional three years of credited and vesting service and the other Named Executive Officers will receive an additional two years of credited and vesting service towards the benefit accrual under their applicable retirement plans. For Mr. Emery this would be the Pension Plan and Nonqualified Pension Plans. For Messrs. Kinzley, Evans, Helmers and Myers this would be the Retirement Contributions and Nonqualified Deferred Compensation contributions. The benefits will immediately vest and payments will commence at the earliest eligible date unless the executive has elected a later date for the nonqualified plans. This is age 55 for Messrs. Emery, Kinzley and Evans. Because Messrs. Helmers and Myers are ages 59 and 58, respectively, they are already retiree eligible.

(3)
Welfare benefits include medical coverage, dental coverage, life insurance, short-term disability coverage and long-term disability coverage. The calculation assumes that the Named Executive Officer does not take employment with another employer following termination, elects continued welfare benefits until age 55 or, if later, the end of the two year benefit continuation period (three years for Mr. Emery) and elects retiree medical benefits thereafter. Retirement is assumed to occur at the earliest eligible date.

(4)
In the event of retirement, death or disability, the acceleration of equity awards represents the acceleration of unvested restricted stock/units and the assumed payout of the pro-rata share of the performance shares for the January 1, 2014 to December 31, 2016 and January 1, 2015 to December 31, 2017 performance periods. We assumed a 7 percent payout of the performance shares for the January 1, 2014 to December 31, 2016 performance period and a 27 percent payout of target for the January 1, 2015 to December 31, 2017 performance period based on our Monte Carlo valuations at December 31, 2015. In the event of retirement, all unvested restricted stock is forfeited.

In the event of a change in control or an involuntary or good reason termination after a change in control, the acceleration of equity awards represents the acceleration of unvested restricted stock/units and the payout of the pro-rata share of the performance shares calculated as if the performance period ended on December 31, 2015 for the January 1, 2014 to December 31, 2016 and January 1, 2015 to December 31, 2017 performance periods.

The valuation of the restricted stock was based upon the closing price of our common stock on December 31, 2015, and the valuation of the performance shares was based on the average closing price of our common stock for the last 20 trading days of 2015. Actual amounts to be paid out at the time of separation from us may vary significantly based upon the market value of our common stock at that time.

Payments Made Upon Termination. Regardless of the manner in which a Named Executive Officer’s employment terminates, he or his beneficiaries may be entitled to receive amounts earned during his term of employment. These include:

•	accrued salary and unused vacation pay;

•	amounts vested under the Pension Plan and Nonqualified Pension Plans;

•	amounts vested under the Nonqualified Deferred Compensation Plan; and

•	amounts vested under the 401(k) Retirement Savings Plan.

Payments Made Upon Retirement. In the event of retirement of a Named Executive Officer, in addition to the items identified above, he will also receive the benefit of the following:

•	a pro-rata share of the performance shares for each outstanding performance period upon completion of the performance period; and

•	a pro-rata share of the actual payout under the Short-Term Incentive Plan upon completion of the incentive period.

Payments Made Upon Death or Disability. In the event of death or disability of a Named Executive Officer, in addition to the items identified above for payments made upon termination, he will also receive the benefit of the following:

•	accelerated vesting of restricted stock and restricted stock units;

•	a pro-rata share of the performance shares for each outstanding performance period upon completion of the performance period; and

•	a pro-rata share of the actual payout under the Short-Term Incentive Plan upon completion of the incentive period.

Payments Made Upon a Change in Control. Our Named Executive Officers have change in control agreements that terminate November 15, 2016. The renewal of the change in control agreements is at the discretion of the Compensation Committee and the Board of Directors. The change in control agreements provide for certain payments and other benefits to be payable upon a change in control and a subsequent termination of employment, either involuntary or for a good reason. In order to receive any payments under the agreements the Named Executive Officer must sign a waiver which includes a one-year non-competition clause and two-year non-solicitation and non-disparagement clauses.

A change in control is defined in the agreements as:

•
an acquisition of 30 percent or more of our common stock, except for certain defined acquisitions, such as acquisition by employee benefit plans, us, any of our subsidiaries, or acquisition by an underwriter holding the securities in connection with a public offering thereof; or

•
members of our incumbent Board of Directors cease to constitute at least two-thirds of the members of the Board of Directors, with the incumbent Board of Directors being defined as those individuals consisting of the Board of Directors on the date the agreement was executed and any other directors elected subsequently whose election was approved by the incumbent Board of Directors; or

•	approval by our shareholders of:

-	a merger, consolidation, or reorganization;

-	liquidation or dissolution; or

-
an agreement for sale or other disposition of all or substantially all of our assets, with exceptions for transactions which do not involve an effective change in control of voting securities or Board of Directors membership, and transfers to subsidiaries or sale of subsidiaries; and

•	all regulatory approvals required to effect a change in control have been obtained and the transaction constituting the change in control has been consummated.

In the change in control agreements, a good reason for termination that triggers payment of benefits includes:

•	a material reduction of the executive’s authority, duties or responsibilities;

•	a reduction in the executive’s annual compensation or any failure to pay the executive any compensation or benefits to which he or she is entitled within seven days of the date due;

•	any material breach by us of any provisions of the change in control agreement;

•	requiring the executive to be based outside a 50-mile radius from his or her usual and normal place of work; or

•	our failure to obtain an agreement, satisfactory to the executive, from any successor company to assume and agree to perform under the change in control agreement.

Upon a change in control, the CEO will have an employment contract for a three-year period and the non-CEO executive will have an employment contract for a two-year period, but not beyond age 65 (“employment term”). During this employment term, the executive will receive annual compensation at least equal to the highest rate in effect at any time during the one-year period preceding the change in control and will also receive employment welfare benefits, pension benefits and supplemental retirement benefits on a basis no less favorable than those received prior to the change in control. Annual compensation is defined to include amounts which are includable in the gross income of the executive for federal income tax purposes, including base salary, targeted short-term incentive, targeted long-term incentive grants and awards; and matching contributions or other benefits payable under the 401(k) Retirement Savings Plan; but exclude restricted stock awards, performance units or stock options that become vested or exercisable pursuant to a change in control.

If a Named Executive Officer’s employment is terminated prior to the end of the employment term by us for cause or disability, by reason of the Named Executive Officer’s death, or by the Named Executive Officer without good reason, the Named Executive Officer will receive all amounts of compensation earned or accrued through the termination date. If the Named Executive Officer’s employment is terminated because of death or disability, the Named Executive Officer or his beneficiaries will also receive a pro rata bonus equal to 100 percent of the target incentive for the portion of the year served.

If the CEO’s employment is terminated during the employment term (other than by reason of death) (i) by us other than for cause or disability, or (ii) by the CEO for a good reason, then the CEO is entitled to the following benefits:

•	all accrued compensation and a pro rata bonus (the same as the CEO or the CEO’s beneficiaries would receive in the event of death or disability discussed above);

•
severance pay equal to 2.99 times the CEO’s severance compensation defined as the CEO’s base salary and short-term incentive target on the date of the change in control; provided that if the CEO has attained the age of 62 on the termination date, the severance payment will be adjusted for the ratio of the number of days remaining to the CEO’s 65th birthday to 1,095 days;

•
continuation of employee welfare benefits for three years following the termination date unless the CEO becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the CEO or the CEO’s eligible dependents;

•
following the three-year period, the CEO may elect to receive coverage under the employee welfare plans of the successor entity at his then-current level of benefits (or reduced coverage at the CEO’s election) by paying the premiums charged to regular full-time employees for such coverage, and is eligible to continue receiving such coverage through the date of his retirement;

•
three additional years of service and age will be credited to the CEO’s retiree medical savings account and the account balance will become fully vested and he is eligible to use the account balance to offset retiree medical premiums at the later of age 55 or the end of the three year continuation period;

•	three years of additional credited service under the 2005 Pension Equalization Plan, Pension Restoration Plan and Pension Plan; and

•	outplacement assistance services for up to six months.

If any non-CEO Named Executive Officer’s employment is terminated during the employment term (other than by death) (i) by us other than for cause or disability, or (ii) by the non-CEO for a good reason, then the non-CEO is entitled to the following benefits:

•	all accrued compensation and a pro rata bonus (the same as the non-CEO or the non-CEO’s beneficiaries would receive in the event of death or disability discussed above);

•
severance pay equal to two times the non-CEO’s severance compensation defined as the non-CEO’s base salary and short-term incentive target on the date of the change in control; provided that if the non-CEO has attained the age of 63 on the termination date, the severance payment shall be adjusted for the ratio of the number of days remaining to the non-CEO’s 65th birthday to 730 days;

•
continuation of employee welfare benefits for two years following the termination date unless the non-CEO becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the non-CEO or the non-CEO’s eligible dependents;

•
following the two-year period, the non-CEO may elect to receive coverage under the employee welfare plans of the successor entity at his then-current level of benefits (or reduced coverage at the non-CEO’s election) by paying the premiums charged to regular full-time employees for such coverage, and is eligible to continue receiving such coverage through the date of his retirement;

•
two additional years of service and age will be credited to the non-CEO’s retiree medical savings account and the account balance will become fully vested and the non-CEO is eligible to use the account balance to offset retiree medical premiums at the later of age 55 or the end of the two year continuation period;

•	two years of additional credited service under the executives’ applicable retirement plans; and

•	outplacement assistance services for up to six months.

The change in control agreements do not contain a benefit to cover any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986. The executive must sign a waiver and release agreement in order to receive the severance payment.

Proposal 4

ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

We are providing shareholders with an advisory, non-binding vote on the executive compensation of our Named Executive Officers (commonly referred to as “say on pay”). Accordingly shareholders will vote on approval of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section, the accompanying compensation tables and the related narrative disclosure in this proxy statement.

This vote is non-binding. The Board of Directors and the Compensation Committee expect to consider the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. At our 2015 annual meeting, shareholders owning 95 percent of the shares voted approved our executive compensation.

As described at length in the Compensation Discussion and Analysis section of this proxy statement, we believe our executive compensation program is reasonable, competitive and strongly focused on pay for performance. The compensation of our Named Executive Officers varies depending upon the achievement of pre-established performance goals, both individual and corporate. Our short-term incentive is tied to earnings per share targets that reward our executives when they deliver targeted financial results. Our long-term incentives are tied to market performance with 50 percent delivered in restricted stock and 50 percent delivered in performance shares. Entitlement to the performance shares is based on our total shareholder return over a three-year performance period compared to our peer group. Through stock ownership guidelines, equity incentives and clawback provisions, we align the interests of our executives with those of our shareholders and our long-term interests. Our executive compensation policies have enabled us to attract and retain talented and experienced senior executives who can drive financial and strategic growth objectives that are intended to enhance shareholder value. We believe that the 2015 compensation of our Named Executive Officers was appropriate and aligned with our 2015 results and positions us for long-term growth.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures to better understand the compensation of our Named Executive Officers.

The advisory resolution to approve executive compensation is non-binding. However, our Board of Directors will consider shareholders to have approved our executive compensation if the number of votes cast “For” the proposal exceeds the number of votes cast “Against” the proposal. Abstentions and broker non-votes will have no effect on such vote.

The Board of Directors recommends a vote FOR the advisory vote on executive compensation.

.

TRANSACTION OF OTHER BUSINESS

Our Board of Directors does not intend to present any business for action by our shareholders at the meeting except the matters referred to in this proxy statement. If any other matters should be properly presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with the recommendations of our Board of Directors.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Shareholder proposals intended to be presented at our 2017 annual meeting of shareholders and considered for inclusion in our proxy materials must be received by our Corporate Secretary in writing at our executive offices at 625 Ninth Street, Rapid City, South Dakota 57701, on or prior to November 17, 2016. Any proposal submitted must be in compliance with Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission.

Additionally, a shareholder may submit a proposal or director nominee for consideration at our 2017 annual meeting of shareholders, but not for inclusion of the proposal or director nominee in our proxy materials, if the shareholder gives timely written notice of such proposal in accordance with Article I, Section 9 of our Bylaws. In general, Article I, Section 9 provides that, to be timely, a shareholder’s notice must be delivered to our Corporate Secretary in writing not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

Our 2016 annual meeting is scheduled for April 26, 2016. Ninety days prior to the first anniversary of this date will be January 26, 2017, and 120 days prior to the first anniversary of this date will be December 27, 2016. For business to be properly requested by the shareholder to be brought before the 2017 annual meeting of shareholders, the shareholder must comply with all of the requirements of Article I, Section 9 of our Bylaws, not just the timeliness requirements set forth above.

SHARED ADDRESS SHAREHOLDERS

In accordance with a notice sent to eligible shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we receive instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact Shareholder Relations at the below address. Eligible shareholders of record receiving multiple copies of our annual report and proxy statement can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders, or proxy statement, as applicable, to our shareholders at a shared address to which a single copy of the document was delivered.

Shareholder Relations
Black Hills Corporation
625 Ninth Street
Rapid City, SD 57701
(605) 721-1700

Please vote your shares by telephone, by the Internet or by promptly returning the accompanying form of proxy, whether or not you expect to be present at the annual meeting.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K (excluding exhibits), for the year ended December 31, 2015, which is required to be filed with the Securities and Exchange Commission, will be made available to shareholders to whom this proxy statement is mailed, without charge, upon written or oral request to Shareholder Relations, Black Hills Corporation, 625 Ninth Street, Rapid City, SD 57701, Telephone Number: (605) 721-1700. Our Annual Report on Form 10-K also may be accessed through our website at www.blackhillscorp.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2016

Shareholders may view this proxy statement, our form of proxy and our 2015 Annual Report to Shareholders over the Internet by accessing our website at www.blackhillscorp.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,
ROXANN R. BASHAM
Vice President – Governance and Corporate Secretary

Dated: March 17, 2016

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Appendix A
Reconciliation of Non-GAAP Financial Measures

	Year Ended Dec. 31,
	2015	2014	2010

EPS from continuing operations (GAAP)	$(0.71)	$2.93	$1.73
Adjustments, after-tax:
Impairment of Oil and Gas assets	3.48	—	—
Impairment of oil and gas equity investments	0.06	—	—
Unrealized loss on certain interest rate swaps	—	—	0.25
External acquisition costs	0.15	—	—
Gain on partial sale of Wygen III	—	—	(0.10)
Gain on sale of Elkhorn, NE assets	—	—	(0.04)
Improved effective tax rate	—	—	(0.06)
Total adjustments	3.69	—	0.05
EPS from continuing operations, as adjusted (Non-GAAP)	$2.98	$2.93	$1.78

___________

•	1.7 percent growth in earnings per share from continuing operations, as adjusted, from 2014 to 2015

•	10.9 percent compound annual growth rate in earnings per share from continuing operations, as adjusted from 2010 to 2015

USE OF NON-GAAP FINANCIAL MEASURE
In addition to presenting our earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to Non-GAAP adjustment reconciliation table above. Income (loss) from continuing operations, as adjusted, is defined as Income (loss) from continuing operations adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of these Non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by other income and expenses that are unusual, non-routine or non-recurring.

A-1

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BLACK HILLS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 26, 2016

9:30 a.m., Local Time

The Dahl Arts Center
713 Seventh Street
Rapid City, SD 57701

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and our 2015 Annual Report to Shareholders are available at www.blackhillscorp.com.

____________________________________________________________________________________________________

Black Hills Corporation
625 Ninth Street, Rapid City, SD 57701	PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 26, 2016.

The undersigned hereby appoints David R. Emery, Steven J. Helmers and Richard W. Kinzley, and each of them, with full power of substitution, to vote all shares of the undersigned at the Annual Meeting of Shareholders to be held at 9:30 a.m., local time, April 26, 2016, at The Dahl Arts Center, 713 Seventh Street, Rapid City, SD 57701, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith.

Your vote is important! Ensure that your shares are represented at the meeting. Either (1) submit your proxy by touchtone telephone, (2) submit your proxy by Internet, or (3) mark, date, sign, and return this proxy in the envelope provided. If no directions are given, properly executed proxies will be voted in accordance with the Board of Directors' recommendation on all matters listed on this proxy, and at their discretion on any other matters that may properly come before the meeting.

See reverse for voting instructions.

COMPANY #
VOTE BY INTERNET, TELEPHONE OR MAIL
24 HOURS A DAY, 7 DAYS A WEEK

Your phone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET/MOBILE — www.proxypush.com/bkh
Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 25, 2016.

VOTE BY PHONE— 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 25, 2016.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

The Board of Directors Recommends a Vote FOR the Nominees in Item 1 and FOR Items 2, 3 and 4.

			Vote FOR ☐	Vote WITHHELD ☐
1.	Election of Directors:	01 Gary L. Pechota	all nominees	from all nominees
		02 Mark A. Schober	(except as marked)
03 Thomas J. Zeller

(Instructions: To cumulate votes for any indicated nominee, write the number(s) of the nominee(s) and the number of shares for such nominee in the box provided to the right.)

		For	Against	Abstain
2.	Authorization of an increase in Black Hills Corporation's authorized indebtedness from $4 billion to $8 billion.

		For	Against	Abstain
3.	Ratification of the appointment of Deloitte & Touche LLP to serve as Black Hills Corporation's independent registered public accounting firm for 2016.

		For	Against	Abstain
4.	Advisory resolution to approve executive compensation.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES IN ITEM 1 AND FOR ITEMS 2, 3 AND 4.

Address change? Mark Box	☐
Indicate changes below:		Date ___________________________________________

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.